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                                                                    EXHIBIT 10.1


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                           LOAN AND SECURITY AGREEMENT

                                 BY AND BETWEEN

                         THE SIRENA APPAREL GROUP, INC.

                                       AND

                          FOOTHILL CAPITAL CORPORATION

                           DATED AS OF APRIL 21, 1999





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


                                TABLE OF CONTENTS


1.      DEFINITIONS AND CONSTRUCTION.........................................................1
        1.1    Definitions...................................................................1
        1.2    Accounting Terms.............................................................20
        1.3    Code.........................................................................20
        1.4    Construction.................................................................21
        1.5    Schedules and Exhibits.......................................................21
2.      LOAN AND TERMS OF PAYMENT...........................................................21
        2.1    Revolving Advances...........................................................21
        2.2    Letters of Credit............................................................22
        2.3    LIBOR Option.................................................................24
        2.4    Term Loan....................................................................27
        2.5    Overadvances.................................................................27
        2.6    Interest and Letter of Credit Fees:  Rates, Payments, and Calculations.......27
        2.7    Collection of Accounts.......................................................29
        2.8    Crediting Payments; Application of Collections...............................29
        2.9    Designated Account...........................................................29
        2.10   Maintenance of Loan Account; Statements of Obligations.......................30
        2.11   Fees.........................................................................30
3.      CONDITIONS; TERM OF AGREEMENT.......................................................31
        3.1    Conditions Precedent to the Initial Advance or Letter of Credit and the
               Term Loan....................................................................31
        3.2    Conditions Precedent to all Advances, all Letters of Credit, and the
               Term Loan....................................................................33
        3.3    Condition Subsequent.........................................................34
        3.4    Term.........................................................................34
        3.5    Effect of Termination........................................................34
        3.6    Early Termination by Borrower................................................34
        3.7    Termination Upon Event of Default............................................34
4.      CREATION OF SECURITY INTEREST.......................................................35
        4.1    Grant of Security Interest...................................................35
        4.2    Negotiable Collateral........................................................35
        4.3    Collection of Accounts, General Intangibles, and Negotiable Collateral.......35
        4.4    Delivery of Additional Documentation Required................................35
        4.5    Power of Attorney............................................................36
        4.6    Right to Inspect.............................................................36
5.      REPRESENTATIONS AND WARRANTIES......................................................36
        5.1    No Encumbrances..............................................................36
        5.2    Eligible Accounts............................................................37
        5.3    Eligible Inventory...........................................................37
        5.4    Equipment....................................................................37
        5.5    Location of Inventory and Equipment..........................................37


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
        5.6    Inventory Records............................................................37
        5.7    Location of Chief Executive Office; FEIN.....................................37
        5.8    Due Organization and Qualification; Subsidiaries.............................37
        5.9    Due Authorization; No Conflict...............................................38
        5.10   Litigation...................................................................39
        5.11   No Material Adverse Change...................................................39
        5.12   Solvency.....................................................................39
        5.13   Employee Benefits............................................................39
        5.14   Environmental Condition......................................................39
        5.15   Brokerage Fees...............................................................40
        5.16   Year 2000 Compliance.........................................................40
6.      AFFIRMATIVE COVENANTS...............................................................40
        6.1    Accounting System............................................................40
        6.2    Collateral Reporting.........................................................41
        6.3    Financial Statements, Reports, Certificates..................................41
        6.4    Tax Returns..................................................................42
        6.5    Guarantor Reports............................................................42
        6.6    Returns......................................................................43
        6.7    Title to Equipment...........................................................43
        6.8    Maintenance of Equipment.....................................................43
        6.9    Taxes........................................................................43
        6.10   Insurance....................................................................43
        6.11   No Setoffs or Counterclaims..................................................45
        6.12   Location of Inventory and Equipment..........................................45
        6.13   Compliance with Laws.........................................................45
        6.14   Employee Benefits............................................................45
        6.15   Leases.......................................................................46
        6.16   Brokerage Commissions........................................................46
        6.17   Year 2000 Compliance.........................................................46
7.      NEGATIVE COVENANTS..................................................................47
        7.1    Indebtedness.................................................................47
        7.2    Liens........................................................................47
        7.3    Restrictions on Fundamental Changes..........................................47
        7.4    Disposal of Assets...........................................................48
        7.5    Change Name..................................................................48
        7.6    Guarantee....................................................................48
        7.7    Nature of Business...........................................................48
        7.8    Prepayments and Amendments...................................................48
        7.9    Change of Control............................................................48
        7.10   Consignments.................................................................48
        7.11   Distributions................................................................48
        7.12   Accounting Methods...........................................................49
        7.13   Investments..................................................................49
        7.14   Transactions with Affiliates.................................................49
        7.15   Suspension...................................................................49

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
        7.16   [Intentionally Omitted.].....................................................49
        7.17   Use of Proceeds..............................................................49
        7.18   Change in Location of Chief Executive Office; Inventory and Equipment
               with Bailees.................................................................49
        7.19   No Prohibited Transactions Under ERISA.......................................49
        7.20   Financial Covenants..........................................................50
        7.21   Capital Expenditures.........................................................52
8.      EVENTS OF DEFAULT...................................................................52
9.      FOOTHILL'S RIGHTS AND REMEDIES......................................................54
        9.1    Rights and Remedies..........................................................54
        9.2    Remedies Cumulative..........................................................56
10.     TAXES AND EXPENSES..................................................................57
11.     WAIVERS; INDEMNIFICATION............................................................57
        11.1   Demand; Protest; etc.........................................................57
        11.2   Foothill's Liability for Collateral..........................................57
        11.3   Indemnification..............................................................57
12.     NOTICES.............................................................................58
13.     CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER..........................................59
14.     DESTRUCTION OF BORROWER'S DOCUMENTS.................................................60
15.     GENERAL PROVISIONS..................................................................60
        15.1   Effectiveness................................................................60
        15.2   Successors and Assigns.......................................................60
        15.3   Section Headings.............................................................60
        15.4   Interpretation...............................................................60
        15.5   Severability of Provisions...................................................60
        15.6   Amendments in Writing........................................................60
        15.7   Counterparts; Telefacsimile Execution........................................61
        15.8   Revival and Reinstatement of Obligations.....................................61
        15.9   Integration..................................................................61

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SCHEDULES AND EXHIBITS


Schedule E-1  Eligible Inventory Locations
Schedule P-1  Permitted Liens
Schedule R-1  Real Property Collateral
Schedule 5.8  Borrower's Subsidiaries
Schedule 5.10 Litigation
Schedule 6.12 Location of Inventory and Equipment
Schedule 7.1  Permitted Indebtedness

Exhibit C-1   Form of Compliance Certificate
Exhibit L-1   Form of LIBOR Notice


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                           LOAN AND SECURITY AGREEMENT

               THIS LOAN AND SECURITY AGREEMENT (THIS "AGREEMENT"), is entered into as of April 21, 1999, between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with a place of business located at 11111 Santa Monica
Boulevard, Suite 1500, Los Angeles, California 90025-3333 and THE SIRENA APPAREL
GROUP, INC., a Delaware corporation ("Borrower"), with its chief executive office located at 10333 Vacco Street, South El Monte, California 91733.

               The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

        1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

        "Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of, an Account. With respect to a Factored
Account, Account Debtor means such Person(s) who are obligated to Factor upon the sale thereof by Borrower to Factor.

        "Accounts" means all currently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower (or to Factor, with respect to any Factored Account) arising out of the sale or lease of goods or the rendition of services by Borrower, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor. Accounts also include balances due from Factor to Borrower with respect to Factored Accounts.

        "Accounts Advance Percentage" means 85% with respect to Eligible House
Accounts and 90% with respect to Eligible Factored Accounts.

        "Advances" has the meaning set forth in Section 2.1(a).

        "Affiliate" means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, is under common control with, or is a director or officer of such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to vote 5% or more of the Stock having ordinary voting power for the election of directors (or comparable managers) or the direct or indirect power to direct the management and policies of a Person.

        "Agreement" has the meaning set forth in the preamble hereto.

        "Applicable Percentage" means, during the period commencing on the Closing Date and continuing through and including the one-year anniversary of the Closing Date, 2%, during the period commencing on the day after the one-year anniversary of the Closing Date


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and continuing through and including the two-year anniversary of the Closing
Date, 1.5%, and, during the period commencing on the day after the two-year anniversary of the Closing Date and continuing through and including the day immediately preceding the Maturity Date, 1%.

        "Authorized Person" means any officer or other employee of Borrower.

        "Average Unused Portion of Maximum Amount" means, as of any date of determination, (a) the Maximum Amount, less (b) the sum of (i) the average Daily
Balance of the Term Loan Balance outstanding during the immediately preceding month, plus, (ii) the average Daily Balance of Advances that were outstanding during the immediately preceding month, plus (iii) the average Daily Balance of the Letter of Credit Usage during the immediately preceding month.

        "Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C.
Section 101 et seq.), as amended, and any successor statute.

        "Base LIBOR Rate" means the rate per annum (rounded upwards, if necessary, to the next 1/16%) at which United States dollar deposits are offered to major banks in the London interbank market on or about 11:00 a.m. (California time) 2 Business Days prior to the commencement of the applicable Interest
Period, for a term and in amounts comparable to the Interest Period and amount of the LIBOR Rate Advance requested by Borrower in accordance with this Agreement.

        "Benefit Plan" means a "defined benefit plan" (as defined in Section
3(35) of ERISA) for which Borrower, any Subsidiary of Borrower, or any ERISA
Affiliate has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

        "Borrower" has the meaning set forth in the preamble to this Agreement.

        "Borrower's Books" means all of Borrower's books and records including:
ledgers; records indicating, summarizing, or evidencing Borrower's properties or assets (including the Collateral) or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information.

        "Borrowing Base" has the meaning set forth in Section 2.1(a).

        "Business Day" means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close and, with respect to provisions of the Agreement dealing with LIBOR Rate Advances, also means a day on which banks in London, England are open for the transaction of banking business.

        "Change of Control" shall be deemed to have occurred at such time as:
(a) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities


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Exchange Act of 1934), other than a Permitted Investor, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 49% of the total voting power of all classes of Stock then outstanding of Borrower entitled to vote in the election of directors; or (b) as of any date of determination after the Closing Date, 50% or more of the directors of Borrower then in office during the prior 12 month period shall cease to be directors of Borrower.

        "Closing Date" means the date of the first to occur of the making of the initial Advance, the funding of the Term Loan, or the issuance of the initial
Letter of Credit.

        "Code" means the California Uniform Commercial Code.

        "Collateral" means all of Borrower's right, title, and interest in and to each of the following:

        (a) the Accounts,

        (b) Borrower's Books,

        (c) the Equipment,

        (d) the General Intangibles,

        (e) the Inventory,

        (f) the Negotiable Collateral,

        (g) any Real Property Collateral,

        (h) any money, or other assets of Borrower that now or hereafter come into the possession, custody, or control of Foothill, and

        (i) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Borrower's Books, Equipment, General
Intangibles, Inventory, Negotiable Collateral, Real Property, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

        "Collateral Access Agreement" means a landlord waiver, mortgagee waiver, bailee letter, or acknowledgement agreement of any warehouseman, processor, lessor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Equipment or Inventory, in each case, in form and substance satisfactory to Foothill.

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        "Collections" means all cash, checks, notes, instruments, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

        "Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 and delivered by the chief financial officer of Borrower to Foothill.

        "Daily Balance" means the amount of an Obligation owed at the end of a given day.

        "Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

        "Designated Account" means account number 1463-9-01514 of Borrower maintained with Borrower's Designated Account Bank, or such other deposit account of Borrower (located within the United States) that has been designated, in writing and from time to time, by Borrower to Foothill.

        "Designated Account Bank" means Bank of America, whose office is located at 15625 E. Stafford Street, La Puente, CA 91744 , and whose ABA number is
121000358.

        "Dilution" means, in each case based upon the experience of the immediately prior 12 months, the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising, returns, promotions, credits, or other dilution with respect to the Accounts, by (b) Borrower's Collections (excluding extraordinary items) plus the Dollar amount of clause (a).

        "Dilution Reserve" means, as of any date of determination, an amount sufficient to reduce Foothill's advance rate against Eligible Accounts by one percentage point for each percentage point by which Dilution is in excess of 3%

        "Disbursement Letter" means an instructional letter executed and delivered by Borrower to Foothill regarding the extensions of credit to be made on the Closing Date, the form and substance of which shall be satisfactory to Foothill.

        "Dollars or $" means United States dollars.

        "Early Termination Premium" means (a) unless this Agreement is terminated by Borrower and the Obligations repaid in full by Borrower because of the Early Termination Premium Exception and while the Early Termination Premium
Exception continues to exist, the Applicable Percentage of the Maximum Amount;
and (b) if this Agreement is terminated by Borrower and the Obligations repaid in full by Borrower because of the Early Termination Premium Exception and while the Early Termination Premium Exception continues to exist, zero Dollars.

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        the "Early Termination Premium Exception" shall exist if Foothill ceases to hold at least a majority of the outstanding Obligations and commitments hereunder without the prior written consent of Borrower; provided that the Early
Termination Premium Exception shall cease to exist at the end of the day that is
90 days after the earliest date that Borrower has been notified that Foothill has ceased to hold at least 51% of the outstanding Obligations and commitments hereunder without the prior written consent of Borrower.

        "EBITDA" means earnings before deduction of interest expense, taxes, depreciation, and amortization, determined in accordance with GAAP.

        "Eligible Accounts" means Eligible Factored Accounts and Eligible House
Accounts.

        "Eligible Factored Accounts" means Accounts that would be Eligible House
Accounts if they had been retained by Borrower and not sold to Factor. For purposes of calculating the Borrowing Base, the amount of Eligible Factored
Accounts at any date of determination shall be deemed to be the balance then due
Borrower from Factor with respect thereto.

        "Eligible House Accounts" means those Accounts (other than Factored
Accounts) created by Borrower in the ordinary course of business, that arise out of Borrower's sale of goods or rendition of services, that strictly comply with each and all of the representations and warranties respecting Accounts made by Borrower to Foothill in the Loan Documents, and that are and at all times continue to be reasonably acceptable to Foothill in all respects; provided, however, that standards of eligibility may be fixed and revised from time to time by Foothill in Foothill's reasonable credit judgment. Eligible House
Accounts shall not include the following:

        (a) (i) Accounts that the Account Debtor has failed to pay within 150 days of invoice date; (ii) without duplication of the foregoing clause (i), Accounts in excess of $750,000 in the aggregate that the Account Debtors have failed to pay within 90 days of invoice date; or (iii) Accounts that remain unpaid for 60 or more days after their due dates;

        (b) Accounts owed by an Account Debtor or its Affiliates where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above;

        (c) Accounts with respect to which the Account Debtor is an employee, Affiliate, or agent of Borrower;

        (d) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the Account Debtor may be conditional;

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               (e) Accounts that are not payable in Dollars or with respect to which the Account Debtor: (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any State thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit satisfactory to Foothill (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Foothill and is directly drawable by Foothill, or (z) the Account is covered by credit insurance in form and amount, and by an insurer, satisfactory to Foothill;

               (f) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrower has complied, to the satisfaction of Foothill, with the Assignment of Claims Act, 31 U.S.C. Section 3727), or (ii) any State of the United States
(exclusive, however, of Accounts owed by any State that does not have a statutory counterpart to the Assignment of Claims Act);

               (g) Accounts with respect to which the Account Debtor is a creditor of Borrower, has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to the Account, provided that if only a portion of an Account is disputed or is subject to a right of setoff or a claim, or if the claim of the Account Debtor as a creditor of Borrower is less than the amount of the Account, the unaffected portion of such Account as determined by Foothill in its reasonable judgment shall not be excluded from Eligible House Accounts under this clause (g) unless in the reasonable judgment of Foothill the collectibility of the entire Account has become doubtful by virtue of the dispute, asserted right of setoff, or claim;

        (h) Accounts with respect to an Account Debtor whose total obligations owing to Borrower exceed 10% of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage;

        (i) Accounts with respect to which the Account Debtor is subject to any Insolvency Proceeding, or ceases to be Solvent, or goes out of business;

        (j) Accounts the collection of which Foothill, in its reasonable credit judgment, believes to be doubtful by reason of the Account Debtor's financial condition;

        (k) Accounts with respect to which the goods giving rise to such Account have not been shipped and billed to the Account Debtor, the services giving rise to such Account have not been performed and accepted by the Account Debtor, or the Account otherwise does not represent a final sale;

        (l) Accounts with respect to which the Account Debtor is located in the states of New Jersey, Minnesota, Indiana, or West Virginia (or any other state that requires a


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creditor to file a Business Activity Report or similar document in order to bring suit or otherwise enforce its remedies against such Account Debtor in the courts or through any judicial process of such state), unless Borrower has qualified to do business in New Jersey, Minnesota, Indiana, West Virginia, or such other states, or has filed a Notice of Business Activities Report with the applicable division of taxation, the department of revenue, or with such other state offices, as appropriate, for the then-current year, or is exempt from such filing requirement;

               (m) Accounts that represent progress payments or other advance billings that are due prior to the completion of performance by Borrower of the subject contract for goods or services; and

               (n) accounts arising out of the sale or lease of goods or the rendition of services by any Person other than Borrower and acquired by Borrower by assignment or purchase from such other Person (including pursuant to a Permitted Acquisition), except to the extent that Foothill has completed an audit or appraisal of such acquired assets and the results of such audit or appraisal are satisfactory to Foothill.

               "Eligible In-Transit Inventory" means those items of Inventory that do not qualify as Eligible Not-In-Transit Inventory solely because they are not in a location set forth on Schedule E-1 but: (a) such Inventory is currently in-transit within the contiguous 48 States of the United States of America from a location not set forth on Schedule E-1 to a location set forth on Schedule
E-1, (b) title to such Inventory has passed to Borrower, (c) documents of title with respect to such Inventory have been delivered to Foothill or its agent; (d) such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Foothill in its discretion, and (e) such Inventory has been paid for or, if purchased under an Inventory Letter of Credit, such Inventory Letter of Credit either has been drawn upon in full and reimbursed, or expired undrawn; in each case, with documentation therefor in form and substance reasonably satisfactory to Foothill in its discretion.

               "Eligible Inventory" means the Eligible In-Transit Inventory and the Eligible Not-In-Transit Inventory.

               "Eligible Not-In-Transit Inventory" means Inventory consisting of first quality finished goods consisting of swimwear, resortwear, or intimate apparel, held for sale in the ordinary course of Borrower's business, and raw materials for such finished goods, that are located at or in-transit between Borrower's premises identified on Schedule E-1, that strictly comply with each and all of the representations and warranties respecting Inventory made by Borrower to Foothill in the Loan Documents, and that are and at all times continue to be acceptable to Foothill in all respects; provided, however, that standards of eligibility may be fixed and revised from time to time by Foothill in Foothill's reasonable credit judgment. In determining the amount to be so included, Inventory shall be valued at standard cost on a



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basis consistent with Borrower's current and historical accounting practices. An item of Inventory shall not be included in Eligible Not-In-Transit Inventory if:

               (a) it is not owned solely by Borrower or Borrower does not have good, valid, and marketable title thereto;

               (b) it is not located within the contiguous 48 States of the United States of America at one of the locations set forth on Schedule E-1;

               (c) it is not located on property owned or leased by Borrower or in a contract warehouse, in each case, subject to a Collateral Access Agreement executed by the mortgagee, lessor, the warehouseman, or other third party, as the case may be, and segregated or otherwise separately identifiable from goods of others, if any, stored on the premises;

               (d) it is not subject to a valid and perfected first priority security interest in favor of Foothill;

               (e) it consists of goods returned or rejected by Borrower's customers or goods in transit;

               (f) it is branded under a license from a third party and there is no consent letter satisfactory to Foothill in effect with such third party licensor authorizing the use by Foothill of the applicable trademarks, tradenames, or related property in connection with a disposition of such Inventory (provided that if Foothill has accepted a consent letter from a third party licensor Foothill shall not thereafter require different or additional consents from such third party licensor unless the contracts between Borrower and such third party licensor are changed and the different or additional required consents pertain to such changes);

               (g) it is obsolete or slow moving, a restrictive or custom item, trim not incorporated into finished goods, work-in-process, a component that is not part of finished goods, or constitutes spare parts, packaging and shipping materials, supplies used or consumed in Borrower's business, Inventory subject to a Lien in favor of any third Person, bill and hold goods, defective goods, "seconds," or Inventory acquired on consignment; or

               (h) it is inventory of any Person other than Borrower and acquired by Borrower by assignment or purchase from such other Person (including pursuant to a Permitted Acquisition), except to the extent that Foothill has completed an audit or appraisal of such acquired assets and the results of such audit or appraisal are satisfactory to Foothill.

               "Equipment" means all of Borrower's present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, goods
(other than consumer goods, farm products, or Inventory), wherever located, including, (a) any interest of Borrower in any of



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the foregoing, and (b) all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

               "ERISA" means the Employee Retirement Income Security Act of
1974, 29 U.S.C. Sections 1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

               "ERISA Affiliate" means (a) any corporation subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of
ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC
Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section
412 of the IRC, any party subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

               "ERISA Event" means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of Borrower, any of its Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower, any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan, or (g) providing any security to any Plan under Section
401(a)(29) of the IRC by Borrower or its Subsidiaries or any of their ERISA
Affiliates.

               "Event of Default" has the meaning set forth in Section 8.

               "Excess Availability" means, at any time of determination, the aggregate additional amount of Advances (giving effect to currently outstanding
Obligations) that Borrower then would be entitled to borrow under this Agreement, minus the aggregate amount, if any, of all trade payables of Borrower aged in excess of Borrower's historical levels with respect thereto and all book overdrafts in excess of Borrower's historical practices with respect thereto, in each case as determined by Foothill in its discretion.

               "Existing Lender" means Heller Financial, Inc.

                                       9

               "Factor" means Heller Financial, Inc., acting in the capacity of a factor purchasing Accounts from Borrower, or any replacement factor acting in such capacity that has entered into an intercreditor agreement or similar agreement with Foothill that is acceptable to Foothill (and which intercreditor agreement or similar agreement will be acceptable if it is on substantially the same terms as the Intercreditor Agreement).

               "Factored Account" means an Account that is sold by Borrower to Factor.

               "Factoring Agreement" means that certain Amended and Restated Collection Date Factoring Agreement, dated as of April 21, 1999, between Borrower and Factor.

               "Family Member" means, with respect to any individual, any other individual having a relationship by blood (to the second degree of consanguinity), marriage, or adoption to such individual.

               "FEIN" means Federal Employer Identification Number.

               "Foothill" has the meaning set forth in the preamble to this Agreement.

               "Foothill Account" has the meaning set forth in Section 2.7.

               "Foothill Expenses" means all: costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or incurred by Foothill; fees or charges paid or incurred by Foothill in connection with Foothill's transactions with Borrower, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Personal Property Collateral or Real Property Collateral appraisals, if there should be any Real Property Collateral), real estate surveys, real estate title policies and endorsements, and environmental audits; costs and expenses incurred by Foothill in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Foothill resulting from the dishonor of checks; costs and expenses paid or incurred by Foothill to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Personal Property Collateral or any Real Property Collateral, or any portion thereof, irrespective of whether a sale is consummated; costs and expenses paid or incurred by Foothill in examining Borrower's Books; costs and expenses of third party claims or any other suit paid or incurred by Foothill in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Foothill's relationship with Borrower or any guarantor; and Foothill's reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an

Insolvency Proceeding concerning Borrower or any guarantor of the Obligations), defending, or concerning the Loan Documents, irrespective of whether suit is brought.

               "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

               "General Intangibles" means all of Borrower's present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods (including Inventory, machinery, and Equipment), Accounts, and Negotiable Collateral.

               "Governing Documents" means the certificate or articles of incorporation, by-laws, or other organizational or governing documents of any Person.

               "Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

               "Hedinger Related Parties" means Mr. Howard Hedinger, his Family Members, and the Hedinger Family Trusts.

               "Hedinger Family Trusts" means trusts or other estate planning vehicles established for the benefit of Family Members of Mr. Howard Hedinger and in respect of which Mr. Howard Hedinger serves as trustee or in a similar capacity.

               "Indebtedness" means: (a) all obligations of Borrower for borrowed money, (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations of Borrower under capital leases, (d) all obligations or liabilities of others secured by a Lien on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed, and (e) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

               "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

               "Intangible Assets" means, with respect to any Person, that portion of the book value of all of such Person's assets that would be treated as intangibles under GAAP.

               "Intercreditor Agreement" means an Assignment of Monies Due Under Factoring Agreement, in form and substance satisfactory to Foothill, among Borrower, Foothill, and Factor.

               "Interest Period" means, with respect to each LIBOR Rate Advance, a period commencing on the date of the making of such LIBOR Rate Advance and ending 1, 2, or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (e) Borrower may not elect an Interest Period which will end after the Maturity Date.

               "Inventory" means all present and future inventory in which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located.

               "Inventory Advance Percentage" means (a) 30% with respect to raw materials during March through August, inclusive, (b) 50% with respect to raw materials during September through February, inclusive, (c) 50% with respect to finished goods during May through September, inclusive, and (d) 65% with respect to finished goods during October through April, inclusive.

               "Inventory Letter of Credit" means a documentary Letter of Credit issued to support the purchase by Borrower of Inventory prior to transit to a location set forth on Schedule E-1, that provides that all draws thereunder must require presentation of customary documentation (including, if applicable, commercial invoices, packing list, certificate of origin, bill of lading or airwaybill, customs clearance documents, quota statement, inspection certificate, beneficiaries statement, and bill of exchange, bills of lading, dock warrants, dock receipts, warehouse receipts, or other documents of title) in form and substance reasonably satisfactory to Foothill and reflecting the passage to Borrower of title to first quality Inventory conforming to Borrower's contract with the seller thereof. Any such Letter of Credit shall cease to be an "Inventory Letter of Credit" at such time, if any, as the goods purchased thereunder become Eligible Not-In-Transit Inventory.

               "Inventory Letter of Credit Usage" means the sum of (a) the undrawn amount of outstanding Inventory Letters of Credit, plus (b) the amount of unreimbursed drawings under Inventory Letters of Credit.

               "Inventory Reserves" means reserves (determined from time to time by Foothill in its discretion) for (a) the estimated costs relating to unpaid freight charges, warehousing or storage charges, taxes, duties, and other similar unpaid costs associated with the acquisition of Eligible In-Transit Inventory by Borrower, plus (b) the estimated reclamation claims of unpaid sellers of Inventory sold to Borrower, plus (c) past due royalty amounts, if any (including past due prepayments of royalties, if any, to the extent that any license agreement requires such royalties to be prepaid), due licensors with respect to license agreements with third parties under which Borrower manufactures or sells Inventory.

               "Inverse Percentage" means, on any date of determination, with respect to any Inventory Letter of Credit, the percentage rate equal to 100% minus the Inventory Advance Percentage then applicable with respect to the Inventory that is the subject of such Inventory Letter of Credit.

               "Investment Property" means "investment property" as that term is defined in Section 9115 of the Code.

               "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

               "L/C" has the meaning set forth in Section 2.2(a).

               "L/C Guaranty" has the meaning set forth in Section 2.2(a).

               "Letter of Credit" means an L/C or an L/C Guaranty, as the context requires.

               "Letter of Credit Usage" means, as of the date of determination, the sum of (a) the undrawn amount of outstanding Letters of Credit plus (b) the amount of unreimbursed drawings under Letters of Credit.

               "LIBOR Notice" means a written notice in the form of Exhibit L-1 attached hereto.

               "LIBOR Rate" means, for each Interest Period for each LIBOR Rate Advance, the rate per annum (rounded upwards, if necessary, to the next 1/16%) determined by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

               "LIBOR Rate Advance" means each Advance, or portion thereof, bearing interest at a rate determined by reference to the LIBOR Rate.

               "Licensor Consents" means written consents from third parties that have granted licenses to Borrower with respect to the manufacture and sale of branded Inventory, in form and substance reasonably satisfactory to Foothill, acknowledging Foothill's security interest and providing for Foothill's ability to dispose of Inventory manufactured under such licenses upon the occurrence and during the continuance of an Event of Default.

               "Lien" means any interest in property securing an obligation owed to, or a claim by, any Person other than the owner of the property, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

               "Liquidation Percentage" means the percentage of book value estimated to be recoverable in an orderly liquidation of the Inventory, such percentage to be as determined by a qualified auctioneering or appraisal company selected by Foothill.

               "Loan Account" has the meaning set forth in Section 2.10.

               "Loan Documents" means this Agreement, the Disbursement Letter, the Letters of Credit, any Mortgages (if any), the Trademark Security Agreement, the Lockbox Agreements, Borrower's acknowledgement and consent to the Intercreditor Agreement, any note or notes executed by Borrower and payable to Foothill, and any other agreement entered into, now or in the future, in connection with this Agreement.

               "Lockbox Account" shall mean a depositary account established pursuant to one of the Lockbox Agreements.

               "Lockbox Agreements" means those certain Lockbox Operating Procedural Agreements and those certain Depository Account Agreements, in form and substance satisfactory to Foothill, each of which is among Borrower, Foothill, and one of the Lockbox Banks.

               "Lockbox Banks" means Wells Fargo Bank, National Association.

               "Lockboxes" has the meaning set forth in Section 2.7.

               "Material Adverse Change" means (a) a material adverse change since the Closing Date (except to the extent that the use of such term in context requires the existence or non-existence of a Material Adverse Change to be measured from a different date, in which case such existence or non-existence shall be measured from such other date as is appropriate in the context of the usage of such term) in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower, (b) the material impairment since the Closing Date (except to the extent that the use of such term in context requires the existence or non-existence of a Material Adverse Change to be measured from a different date, in which case such existence or non-existence shall be measured from such other date as is appropriate in the context of the usage of such term) of Borrower's ability to perform its obligations under the Loan Documents to which it is a party or of Foothill to enforce the Obligations or realize upon the Collateral,
(c) a material adverse effect since the Closing Date (except to the extent that the use of such term in context requires the existence or non-existence of a Material Adverse Change to be measured from a different date, in which case such existence or non-existence shall be measured from such other date as is appropriate in the context of the usage of such term) on the value of the Collateral or the amount that Foothill would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, or (d) a material impairment since the Closing Date (except to the extent that the use of such term in context requires the existence or non-existence of a Material Adverse Change to be measured from a different date, in which case such existence or non-existence shall be measured from such other date as is appropriate in the context of the usage of such term) of the priority of Foothill's Liens with respect to the Collateral.

               "Maturity Date" has the meaning set forth in Section 3.4.

               "Maximum Amount" means $32,000,000.

               "Mortgages" means one or more mortgages, deeds of trust, or deeds to secure debt, if any, executed by Borrower in favor of Foothill, the form and substance of which shall be satisfactory to Foothill, that encumber any Real Property Collateral and the related improvements thereto.

               "Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which Borrower, any of its Subsidiaries, or any ERISA Affiliate has contributed, or was obligated to contribute, within the past six years.

               "Negotiable Collateral" means all of a Person's present and future letters of credit, notes, drafts, instruments, Investment Property, documents, personal property leases (wherein such Person is the lessor), chattel paper, and Books relating to any of the foregoing.

               "Newman Related Parties" means Mr. Maurice Newman, his Family Members, and the Newman Family Trusts.

               "Newman Family Trusts" means trusts or other estate planning vehicles established for the benefit of Family Members of Mr. Maurice Newman and in respect of which Mr. Maurice Newman serves as trustee or in a similar capacity.

               "Obligations" means all loans (including the Term Loan), Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations under any outstanding Letters of Credit, premiums (including Early Termination Premiums), liabilities (including all amounts charged to Borrower's Loan Account pursuant hereto), obligations, fees, charges, costs, or Foothill Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties owing by Borrower to Foothill of any kind and description (whether pursuant to or evidenced by the Loan Documents or pursuant to any other agreement between Foothill and Borrower, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that Foothill may have obtained by assignment or otherwise, and further including all interest not paid when due and all Foothill Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

               "OLV Percentage" means 80% as of any date of determination occurring during any period from May 1 through September 30, inclusive, of any year, and 90% as of any other date of determination.

               "Overadvance" has the meaning set forth in Section 2.5.

               "Participant" means any Person to which Foothill has sold a participation interest in its rights under the Loan Documents.

               "Pay-Off Letter" means a letter, in form and substance reasonably satisfactory to Foothill, from Existing Lender respecting the amount necessary to repay in full all of the obligations of Borrower owing to Existing Lender (other than obligations with respect to ongoing factoring of Factored Accounts to Existing Lender in its capacity as Factor, pursuant to factoring arrangements whereby Factor is purchasing Factored Accounts and is not extending credit to Borrower or making loans or advances to Borrower) and obtain a termination or release of all of the Liens existing in favor of Existing Lender in and to the properties or assets of Borrower (other than the continuing rights of Factor with respect to Factored Accounts permitted to exist under the Intercreditor Agreement).

               "PBGC" means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

               "Permitted Acquisition" means an acquisition by Borrower of another Person, or of the assets or a line of business of another Person, that
(a) would not result in a violation of Section 7.7, (b) is financed with the proceeds of post-Closing Date equity capital investments or contributions or Permitted Subordinated Indebtedness, and (c) has been approved in advance in writing by Foothill.

               "Permitted Investor" means (a) the Newman Related Parties, or (b) the Hedinger Related Parties.

               "Permitted Liens" means (a) Liens held by Foothill, (b) Liens for unpaid taxes that either (i) are not yet due and payable or (ii) are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) (i) the interests of lessors under operating leases, and (ii) purchase money Liens and the interests of lessors under capital leases to the extent that the acquisition or lease of the underlying asset is permitted under Section 7.21 and so long as the Lien only attaches to the asset purchased or acquired and only secures the purchase price of the asset, (e) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet due and payable, or (ii) are the subject of Permitted Protests, (f) Liens arising from deposits made in connection with obtaining worker's compensation or other unemployment insurance, (g) Liens or deposits to secure performance of bids, tenders, or leases (to the extent permitted under this Agreement), incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, (h) Liens arising by reason of security for surety or appeal bonds in the ordinary course of business of Borrower, (i) Liens of or resulting from any judgment or award that reasonably could not be expected to result in a Material Adverse Change and as to which the time for the appeal or petition for rehearing of which has not yet expired, or in respect of which Borrower is in good faith prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review has been secured, (j) Liens with respect to any Real Property Collateral that are exceptions to any commitments for title insurance issued in connection with any Mortgages, as accepted by Foothill, (k) with respect to any Real Property that is not part of any Real Property Collateral, easements, rights of way, zoning and similar covenants and restrictions, and similar encumbrances that customarily exist on properties of Persons engaged in similar activities and similarly situated and that in any event do not materially interfere with or impair the use or operation of the

Collateral by Borrower or the value of Foothill's Lien thereon or therein, or materially interfere with the ordinary conduct of the business of Borrower, and
(l) Liens on Factored Accounts in favor of Factor governed by the Intercreditor Agreement.

               "Permitted Protest" means the right of Borrower to protest any
(i) Lien other than any such Lien that secures the Obligations, (ii) tax (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or (iii) rental payment, provided that (a) a reserve with respect to such obligation is established on the books of Borrower in an amount that is reasonably satisfactory to Foothill (provided that reserves established in accordance with GAAP shall be satisfactory to Foothill unless Foothill expresses to Borrower a reasonable basis for requiring greater reserves), (b) any such protest is instituted and diligently prosecuted by Borrower in good faith, and
(c) Foothill is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Liens of Foothill in and to the Collateral.

               "Permitted Subordinated Indebtedness" means Indebtedness of Borrower that is unsecured, the terms of which have been approved by Foothill, and that is subordinated in right of payment to the Obligations pursuant to the terms of a written subordination agreement that is satisfactory in form and substance to Foothill.

               "Person" means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

               "Personal Property Collateral" means all Collateral other than any Real Property Collateral.

               "Plan" means any employee benefit plan, program, or arrangement maintained or contributed to by Borrower or with respect to which it may incur liability.

               "Real Property" means any estates or interests in real property now owned or hereafter acquired by Borrower.

               "Real Property Collateral" means any parcel or parcels of real property and the related improvements thereto identified on Schedule R-1, and any Real Property hereafter acquired by Borrower.

               "Reference Rate" means the variable rate of interest, per annum, most recently announced by Wells Fargo Bank, N.A., or any successor thereto, as its "prime rate" or "base rate," irrespective of whether such announced rate is the best rate available from such financial institution.

               "Reportable Event" means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations.

               "Reserve Percentage" means, on any day, that percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor governmental authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that is in effect on such date with respect to deposits of Dollars in a non-United States or an international banking office of a bank used to fund a LIBOR Rate Advance.

               "Retiree Health Plan" means an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by
Section 601 of ERISA.

               "Royalties Reserve" means, as of any date of determination, a reserve in an amount equal to the sum of: (a) the aggregate amount of royalties payable by Borrower in respect of Borrower's then extant Inventory to all third parties that have granted licenses to Borrower with respect to the manufacture and sale of branded Inventory; and (b) the aggregate amount of all delinquent payments or delinquent required prepayments of royalties then due and owing by Borrower to all third parties that have granted licenses to Borrower with respect to the manufacture and sale of branded Inventory.

               "Solvent" means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

               "Stock" means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

               "Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

               "Tangible Net Worth" means, as of any date of determination, the result of (a) Borrower's total stockholder's equity, plus, (b) Permitted Subordinated Indebtedness, minus (c) the sum of: (i) all Intangible Assets of Borrower, (ii) all of Borrower's prepaid expenses, and (iii) all amounts due to Borrower from Affiliates.

               "Term Loan" has the meaning set forth in Section 2.4.

               "Term Loan Balance" means, as of any date of determination, the unpaid principal balance of the Term Loan.

               "Trademark Security Agreement" means that certain Trademark Security Agreement of even date herewith between Foothill and Borrower in form and substance satisfaction to Foothill.

               "Voidable Transfer" has the meaning set forth in Section 15.8.

               "Warrants" means immediately exercisable written warrants, exercisable for five years, to acquire up to 50,000 shares of common stock of Borrower (subject to adjustment to prevent dilution) for an exercise price equal to the closing price per share of Borrower's publicly traded common stock on the Closing Date, containing terms, conditions, and provisions satisfactory to Foothill, including registration rights under certain conditions.

               "Year 2000 Compliant" means, with regard to any Person, that all software in goods produced or sold by, or utilized by and material to the business operations or financial condition of, such Person are able to interpret and manipulate data on and involving all calendar dates correctly and without causing any abnormal ending scenario, including in relation to dates on and after the year 2000.

               1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis unless the context clearly requires otherwise.

               1.3 CODE. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

        1.4 CONSTRUCTION. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing by Foothill. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

        1.5 SCHEDULES AND EXHIBITS. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2. LOAN AND TERMS OF PAYMENT.

        2.1 REVOLVING ADVANCES.

               (a) Subject to the terms and conditions of this Agreement, Foothill agrees to make advances ("Advances") to Borrower in an amount outstanding not to exceed at any one time the lesser of (i) the Maximum Amount, less (A) the Term Loan Balance, less (B) the Letter of Credit Usage, or (ii) the Borrowing Base less (A) the Letter of Credit Usage (exclusive of Inventory Letter of Credit Usage), less (B) the Inverse Percentage of the Inventory Letter of Credit Usage (determined separately for each Inventory Letter of Credit, and then aggregated, in the event that more than one Inverse Percentage is then applicable), less (C) the aggregate amount of the Inventory Reserves. For purposes of this Agreement, "Borrowing Base", as of any date of determination, shall mean the result of:

                (x) the Accounts Advance Percentage times Eligible Accounts (determined separately for Eligible House Accounts and Eligible Factored Accounts, and then aggregated), less the amount, if any, of the Dilution Reserve, and provided that the portion of the foregoing amount attributable to House Accounts shall not exceed $750,000, plus

                (y) the lowest of (i) $14,000,000, (ii) the Inventory Advance Percentage times the value of Eligible Inventory (determined separately for different types of Inventory to the extent they bear different Inventory Advance Percentages, and then aggregated), and (iii) the OLV Percentage times the Liquidation Percentage times the book value of the Eligible Inventory, minus

               (z) (i) the Royalties Reserve, and (ii) the aggregate amount of reserves, if any, established by Foothill under Section 2.1(b).

               (b) Anything to the contrary in Section 2.1(a) above notwithstanding, Foothill may create reserves against or reduce its advance rates based upon Eligible Accounts or Eligible Inventory without declaring an Event of Default if it determines that there has occurred a Material Adverse Change.

               (c) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

        2.2 LETTERS OF CREDIT.

               (a) Subject to the terms and conditions of this Agreement, Foothill agrees to issue letters of credit for the account of Borrower (each, an "L/C") or to issue guarantees of payment (each such guaranty, an "L/C Guaranty") with respect to letters of credit issued by an issuing bank for the account of Borrower. Foothill shall have no obligation to issue a Letter of Credit if either of the following would result:

                (i) the sum of the Inverse Percentage of the Inventory Letter of Credit Usage (determined separately for each Inventory Letter of Credit, and then aggregated, in the event that more than one Inverse Percentage is then applicable) plus 100% of the Letter of Credit Usage (exclusive of Inventory Letter of Credit Usage), would exceed the Borrowing Base less the amount of outstanding Advances less the aggregate amount of Inventory Reserves and reserves established under Section 2.1(b); or

                (ii) the aggregate amount of all undrawn or unreimbursed Letters of Credit (including Inventory Letters of Credit) would exceed the lower of: (x) the Maximum Amount, less the amount of outstanding Advances, less the Term Loan Balance, less the aggregate amount of Inventory Reserves and reserves established under Section 2.1(b); or (y) $1,000,000.

Borrower expressly understands and agrees that Foothill shall have no obligation to arrange for the issuance by issuing banks of the letters of credit that are to be the subject of L/C Guarantees. Borrower and Foothill acknowledge and agree that certain of the letters of credit that are to be the subject of L/C Guarantees may be outstanding on the Closing Date. Each Letter of Credit shall have an expiry date no later than 90 days prior to the date on which this Agreement is scheduled to terminate under Section 3.4 (without regard to any potential renewal term) and all such Letters of Credit shall be in form and substance acceptable to Foothill in its sole discretion. If Foothill is obligated to advance funds under a Letter of

Credit, Borrower immediately shall reimburse such amount to Foothill and, in the absence of such reimbursement, the amount so advanced immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances under Section 2.6.

               (b) Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless from any loss, cost, expense, or liability, including payments made by Foothill, expenses, and reasonable attorneys fees incurred by Foothill arising out of or in connection with any Letter of Credit. Borrower agrees to be bound by the issuing bank's regulations and interpretations of any Letters of Credit guarantied by Foothill and opened to or for Borrower's account or by Foothill's interpretations of any L/C issued by Foothill to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that Foothill shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Guarantees may require Foothill to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by Foothill under any L/C Guaranty as a result of Foothill's indemnification of any such issuing bank.

               (c) Borrower hereby authorizes and directs any bank that issues a letter of credit guaranteed by Foothill to deliver to Foothill all instruments, documents, and other writings and property received by the issuing bank pursuant to such letter of credit, and to accept and rely upon Foothill's instructions and agreements with respect to all matters arising in connection with such letter of credit and the related application. Borrower may or may not be the "applicant" or "account party" with respect to such letter of credit.

               (d) Any and all charges, commissions, fees, and costs incurred by Foothill relating to the letters of credit guaranteed by Foothill shall be considered Foothill Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Foothill.

               (e) Immediately upon the termination of this Agreement, Borrower agrees to either (i) provide cash collateral to be held by Foothill in an amount equal to 105% of the maximum amount of Foothill's obligations under Letters of Credit, or (ii) cause to be delivered to Foothill releases of all of Foothill's obligations under outstanding Letters of Credit. At Foothill's discretion, any proceeds of Collateral received by Foothill after the occurrence and during the continuation of an Event of Default may be held as the cash collateral required by this Section 2.2(e).

               (f) If by reason of (i) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application by any governmental authority of any such applicable law, treaty, rule, or regulation, or (ii) compliance by the issuing bank or Foothill with any direction, request, or requirement (irrespective of whether having the force of law) of any governmental authority or monetary authority including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect (and any successor thereto):

                (A) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letters of Credit issued hereunder, or

                (B) there shall be imposed on the issuing bank or Foothill any other condition regarding any letter of credit, or Letter of Credit, as applicable, issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to the issuing bank or Foothill of issuing, making, guaranteeing, or maintaining any letter of credit, or Letter of Credit, as applicable, or to reduce the amount receivable in respect thereof by such issuing bank or Foothill, then, and in any such case, Foothill may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as the issuing bank or Foothill may specify to be necessary to compensate the issuing bank or Foothill for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate set forth in
Section 2.6(a)(i) or (c)(i), as applicable. The determination by the issuing bank or Foothill, as the case may be, of any amount due pursuant to this Section 2.2(f), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

        2.3 LIBOR OPTION.

               (a) INTEREST AND INTEREST PAYMENT DATES. In lieu of having interest charged at the rate based upon the Reference Rate, Borrower shall have the option (the "LIBOR Option") to have interest on a portion of the Advances be charged at the LIBOR Rate. Interest on LIBOR Rate Advances shall be payable on the last day of each month and on the last day of each Interest Period applicable thereto. On the last day of each applicable Interest Period, unless Borrower has properly exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Advances automatically shall convert to the rate of interest then applicable to non-LIBOR Rate Advances under Section
2.6 hereof. At any time that an Event of Default has occurred and is continuing, Foothill shall have the right to convert the interest rate on all outstanding LIBOR Rate Advances to the rate then applicable to non-LIBOR Rate Advances under
Section 2.6 hereof.

               (b) LIBOR ELECTION.

                        (i) Borrower may, at any time and from time to time, so
                long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Foothill prior to 11:00 a.m. (California time) at least 2 Business Days prior to the commencement of the proposed Interest Period (the "LIBOR Deadline"). Notice of Borrower's election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Foothill of a LIBOR Notice received by Foothill before the LIBOR Deadline, or by telephonic notice received by Foothill before the LIBOR Deadline (to be confirmed by delivery to Foothill of a LIBOR Notice received by Foothill prior to 5:00 p.m. (California time) on the same day; provided, however, that Borrower's failure to deliver such confirming ------- LIBOR Notice shall not affect the applicability of such rate if Borrower's election is implemented by Foothill.

                        (ii) Each LIBOR Notice shall be irrevocable and binding
                on Borrower. In connection with each LIBOR Rate Advance, Borrower shall indemnify, defend, and hold Foothill harmless against any loss, cost, or expense incurred by Foothill as a result of any failure to fulfill, on or before the date specified in the LIBOR Notice, the applicable conditions set forth herein or the termination, prior to the end of the applicable Interest Period, of the applicability of interest at the LIBOR Rate, as provided hereunder, including any loss (including loss of anticipated profits), cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or committed to be acquired by Foothill or its Participants to fund the requested LIBOR Rate Advances that, as a result of such failure, are not so employed on such date (such losses, costs, and expenses, collectively, "Funding Losses").

                        (iii) Borrower shall have not more than 5 Interest
                Periods in effect at any given time. Borrower only may exercise the LIBOR Option for LIBOR Rate Advances of at least $1,000,000 and integral multiples of $500,000 in excess thereof.

               (c) PREPAYMENTS. Borrower may prepay LIBOR Rate Advances at any time; provided, however, that in the event that Advances are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Foothill of proceeds of Collections or for any other reason, including early termination of the term of this Agreement or acceleration of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Foothill and its Participants harmless against any and all Funding Losses that arise in connection with such prepayment.

               (d) SPECIAL PROVISIONS APPLICABLE TO LIBOR RATE.

                        (i) The LIBOR Rate may be adjusted by Foothill on a
                prospective basis to take into account any additional or increased costs to Foothill of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including but not limited to changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. Foothill shall give Borrower notice of such a determination and adjustment and Borrower may, by notice to Foothill (y) require Foothill to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Advances with respect to which such adjustment is made.

                        (ii) In the event that any change in market conditions
                or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of Foothill, make it unlawful or impractical for Foothill to fund or maintain LIBOR Advances or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, Foothill shall give notice of such changed circumstances to the Borrower and (y) in the case of any LIBOR Rate Advances that are outstanding, the date specified in Foothill's notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Advances, and interest upon the LIBOR Advances then outstanding shall thereafter accrue as provided in Section 1.3 hereof, and (z) Borrower shall not be entitled to elect the LIBOR Option until Foothill determines that it would no longer be unlawful or impractical to do so.

               (e) NO REQUIREMENT OF MATCHED FUNDING. Anything to the contrary contained herein notwithstanding, neither Foothill nor any Participant is required actually to acquire eurodollar deposits to fund or otherwise match fund any Advances as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if Foothill or its Participants had match funded any Advances as to which interest is accruing at the

LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Advances.

        2.4 TERM LOAN. Foothill has agreed to make a term loan (the "Term Loan") to Borrower in the original principal amount of $3,000,000. The Term Loan Balance shall be repaid as follows: (a) $1,000,000 thereof shall be due and payable on July 1, 1999; and (b) the remaining $2,000,000 thereof shall be due and payable in 12 installments of principal in the amount of $166,667 each (except that the last such installment shall not exceed the remaining Term Loan Balance then outstanding), due and payable on the first day of each month commencing on the first day of August, 1999, and continuing on the first day of each succeeding month until and including the date on which the Term Loan Balance is paid in full. The outstanding principal balance and all accrued and unpaid interest under the Term Loan shall be due and payable upon the termination of this Agreement, whether by its terms, by prepayment, by acceleration, or otherwise. The Term Loan Balance may be prepaid in whole or in part without penalty or premium at any time during the term of this Agreement upon 10 days prior written notice by Borrower to Foothill, all such prepaid amounts to be applied to the installments due on the Term Loan in the inverse order of their maturity. All amounts outstanding under the Term Loan shall constitute Obligations.

        2.5 OVERADVANCES. If, at any time or for any reason, the amount of Obligations owed by Borrower to Foothill pursuant to Sections 2.1 and 2.2 is greater than either the Dollar or percentage limitations set forth in Sections
2.1 or 2.2 (an "Overadvance"), Borrower immediately shall pay to Foothill, in cash, the amount of such excess to be used by Foothill first, to repay Advances outstanding under Section 2.1 and, thereafter, to be held by Foothill as cash collateral to secure Borrower's obligation to repay Foothill for all amounts paid pursuant to Letters of Credit.

        2.6 INTEREST AND LETTER OF CREDIT FEES: RATES, PAYMENTS, AND
CALCULATIONS.

               (a) Interest Rate. Except as otherwise provided in clause (c) below, all Obligations (other than the Term Loan Balance) that are chargeable to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows: (i) if a LIBOR Rate Advance, at a per annum rate of
3.00 percentage points above the LIBOR Rate, and (ii) otherwise, at a per annum rate of 0.25 percentage points above the Reference Rate. Except as otherwise provided in clause (c) below, the Term Loan balance shall bear interest on the Daily Balance thereof at a per annum rate of 12.00%.

               (b) Letter of Credit Fee. Borrower shall pay Foothill a fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.2(d)) equal to 1.50% per annum times the aggregate undrawn amount of all outstanding Letters of Credit.

               (c) Default Rate. Upon the occurrence and during the continuation of an Event of Default, all Obligations that are chargeable to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 3.00 percentage points above the rate otherwise applicable thereto, and (ii) the Letter of Credit fee provided in Section 2.6(b) shall be increased to 3.00% per annum times the amount of the undrawn Letters of Credit that were outstanding during the immediately preceding month.

               (d) Minimum Interest. In no event shall the rate of interest chargeable hereunder for any day be less than 7.00% per annum. To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum daily rate, the interest rate chargeable hereunder for such day automatically shall be deemed increased to the minimum rate.

               (e) Payments. Interest and Letter of Credit fees payable hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof. Borrower hereby authorizes Foothill, at its option, without prior notice to Borrower, to charge such interest and Letter of Credit fees, all Foothill Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.2(d) (as and when accrued or incurred), the fees and charges provided for in Section 2.11 (as and when accrued or incurred), and all installments or other payments due under the Term Loan or otherwise due under any Loan Document to Borrower's Loan Account, which amounts thereafter shall accrue interest at the rate then applicable to non-LIBOR Rate Advances hereunder. Any interest not paid when due shall be compounded and shall thereafter accrue interest at the rate then applicable to non-LIBOR Rate Advances hereunder.

               (f) Computation. The Reference Rate as of the date of this Agreement is 7.75% per annum. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate.

               (g) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Foothill, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

        2.7 COLLECTION OF ACCOUNTS. Borrower shall at all times maintain lockboxes (the "Lockboxes") and, immediately after the Closing Date, shall instruct all Account Debtors (other than Account Debtors with respect to Factored Accounts that are obligated to make payment to Factor) with respect to the Accounts, General Intangibles, and Negotiable Collateral of Borrower (and Factor, with respect to any balances due from Factor to Borrower) to remit all Collections in respect thereof to such Lockboxes. Borrower, Foothill, and the Lockbox Banks shall enter into the Lockbox Agreements, which among other things shall provide for the opening of a Lockbox Account for the deposit of Collections at a Lockbox Bank. Borrower agrees that all Collections and other amounts received by Borrower from any Account Debtor or any other source immediately upon receipt shall be deposited into a Lockbox Account, or, in the case of Collections received from Factor, transmitted directly by Factor to the deposit account of Foothill specified by Foothill to Factor pursuant to the Intercreditor Agreement. No Lockbox Agreement or arrangement contemplated thereby shall be modified by Borrower without the prior written consent of Foothill. Upon the terms and subject to the conditions set forth in the Lockbox Agreements, all amounts received in each Lockbox Account shall be wired each Business Day into an account (the "Foothill Account") maintained by Foothill at a depositary selected by Foothill.

        2.8 CREDITING PAYMENTS; APPLICATION OF COLLECTIONS. The receipt of any Collections by Foothill (whether from transfers to Foothill by Factor pursuant to the Intercreditor Agreement, by the Lockbox Banks pursuant to the Lockbox Agreements, or otherwise) immediately shall be applied provisionally to reduce the Obligations outstanding under Section 2.1, but shall not be considered a payment on account unless such Collection item is a wire transfer of immediately available federal funds and is made to the Foothill Account or unless and until such Collection item is honored when presented for payment. From and after the Closing Date, Foothill shall be entitled to charge Borrower for one Business Day of `clearance' or `float' at the non-LIBOR Rate Advance rate set forth in
Section 2.6(a) or Section 2.6(c), as applicable, on all Collections that are received by Foothill (regardless of whether forwarded by Factor or the Lockbox Banks to Foothill, whether provisionally applied to reduce the Obligations under
Section 2.1, or otherwise). This across-the-board one Business Day clearance or float charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of Foothill's financing of Borrower, and shall apply irrespective of the characterization of whether receipts are owned by Borrower or Foothill, and whether or not there are any outstanding Advances, the effect of such clearance or float charge being the equivalent of charging one Business Day of interest on such Collections. Should any Collection item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any Collection item shall be deemed received by Foothill only if it is received into the Foothill Account on a Business Day on or before 11:00 a.m. California time. If any Collection item is received into the Foothill Account on a non-Business Day or after 11:00 a.m. California time on a Business Day, it shall be deemed to have been received by Foothill as of the opening of business on the immediately following Business Day.

        2.9 DESIGNATED ACCOUNT. Foothill is authorized to fund the Term Loan, make the Advances, and issue the Letters of Credit under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.6(e). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the requested by Borrower and made by Foothill hereunder. Unless otherwise agreed by Foothill and Borrower, the Term Loan and any Advance requested by Borrower and made by Foothill hereunder shall be made to the Designated Account.

        2.10 MAINTENANCE OF LOAN ACCOUNT; STATEMENTS OF OBLIGATIONS. Foothill shall maintain an account on its books in the name of Borrower (the "Loan Account") on which Borrower will be charged with the Term Loan and all Advances made by Foothill to Borrower or for Borrower's account, including, accrued interest, Foothill Expenses, and any other payment Obligations of Borrower. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Foothill from Borrower or for Borrower's account, including all amounts received in the Foothill Account from any Lockbox Bank. Foothill shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Foothill Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Foothill unless, within 60 days after receipt thereof by Borrower, Borrower shall deliver to Foothill written objection thereto describing the error or errors contained in any such statements.

        2.11 FEES. Borrower shall pay to Foothill the following fees:

               (a) Facility Fee. A facility fee of $240,000, fully earned on the Closing Date, and payable as follows: (i) $120,000 payable on the Closing Date; and (ii) $120,000 payable on the earliest of (x) the one-year anniversary of the Closing Date, (y) the date, if any, of repayment in full of the Obligations and termination of this Agreement, and (z) the date, if any, of acceleration of the maturity of the Obligations upon or following the occurrence and during the continuance of an Event of Default;

               (b) Unused Line Fee. On the first day of each month during the term of this Agreement, in arrears, an unused line fee in an amount equal to 0.25% per annum times the Average Unused Portion of the Maximum Amount;

               (c) Term Loan Funding Fee. A Term Loan funding fee of $60,000, fully earned and payable on the Closing Date;

               (d) Financial Examination, Documentation, and Appraisal Fees. (i) Foothill's customary fee of $750 per day per examiner, plus out-of-pocket expenses for each financial analysis and examination (i.e., audits) of Borrower performed by personnel employed by Foothill; and the actual charges paid or incurred by Foothill if it elects to employ the services of one or more third Persons to perform such financial analyses and examinations (i.e., audits) of Borrower (provided that, so long as no Event of Default has occurred and is continuing, Foothill will not charge Borrower for more than four audits per year); and (ii) the actual charges and out-of-pocket expenses paid or incurred by Foothill for each appraisal of the Collateral performed by any appraisers used by Foothill;

               (e) Servicing Fee. On the first day of each month during the term of this Agreement, and thereafter so long as any Obligations are outstanding, a servicing fee in an amount equal to $2,000; and

               (f) A success fee of $250,000, which is fully earned on the Closing Date, and payable on the earlier of (i) the date of termination of this Agreement, and (ii) April 21, 2002.

3. CONDITIONS; TERM OF AGREEMENT.

        3.1 CONDITIONS PRECEDENT TO THE INITIAL ADVANCE OR LETTER OF CREDIT AND THE TERM LOAN.

        The obligation of Foothill to make the initial Advance or to issue the initial Letter of Credit or fund the Term Loan is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions on or before the Closing Date:

               (a) the Closing Date shall occur on or before April 30, 1999;

               (b) Foothill shall have received searches reflecting the filing of its financing statements and fixture filings;

               (c) Foothill shall have received each of the following documents, duly executed, and each such document shall be in full force and effect:

                        (i) the Lockbox Agreements;

                        (ii) the Disbursement Letter;

                        (iii) the Pay-Off Letter, together with UCC termination
                statements and other documentation evidencing the termination by Existing Lender of its Liens in and to the properties and assets of Borrower (except to the extent Factor is permitted to retain Liens in accordance with the terms of this Agreement);

                        (iv) the Licensor Consents;

                        (v) the Intercreditor Agreement; and

                        (vi) the Trademark Security Agreement;

               (d) Foothill shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute the same;

               (e) Foothill shall have received copies of Borrower's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

               (f) Foothill shall have received a certificate of status with respect to Borrower, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;

               (g) except as provided in Section 3.3(c) hereof, Foothill shall have received certificates of status with respect to Borrower, each dated within 15 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Borrower is in good standing in such jurisdictions;

               (h) Foothill shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.10, the form and substance of which shall be satisfactory to Foothill and its counsel;

               (i) Foothill shall have received a copy of the Factoring Agreement, certified by the Secretary of Borrower to be a true, correct, and complete copy thereof;

               (j) Foothill shall have received such Collateral Access Agreements from lessors, warehousemen, bailees, and other third persons as Foothill may require;

               (k) Foothill shall have received an opinion of Borrower's counsel in form and substance satisfactory to Foothill in its sole discretion;

               (l) Foothill shall have received reference checks regarding Borrower's senior management, the results of which are satisfactory to Foothill;

               (m) Foothill shall have received an orderly liquidation value appraisal of the Inventory of Borrower performed by an appraiser acceptable to Foothill, and the results of which are acceptable to Foothill;

               (n) If Borrower is making any repayments of subordinated Indebtedness of Borrower on the Closing Date (which repayments shall not exceed $2,000,000), or has made any such repayments within the 60 days preceding the Closing Date, then, after giving effect to all such repayments, to all Advances made on the Closing

Date, to all Letters of Credit issued on the Closing Date, and to all transfers by or for the benefit of Borrower on the Closing Date, Borrower shall have not less than $1,500,000 in the aggregate of unrestricted cash or cash equivalents on hand and Excess Availability;

               (o) except for those certain taxes required by the States of New York and Texas for foreign corporations qualified to do business in such states as provided in Section 3.3(c), Foothill shall have received satisfactory evidence that all tax returns required to be filed by Borrower have been timely filed and all taxes upon Borrower or its properties, assets, income, and franchises (including real property taxes and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest; and

               (p) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Foothill and its counsel.

        3.2 CONDITIONS PRECEDENT TO ALL ADVANCES, ALL LETTERS OF CREDIT, AND THE TERM LOAN.

        The following shall be conditions precedent to all Advances, all Letters of Credit hereunder, and the funding on the Closing Date of the Term Loan:

               (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

               (b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof, and

               (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any governmental authority against Borrower, Foothill, or any of their Affiliates.

        3.3 CONDITION SUBSEQUENT. As a condition subsequent to initial closing hereunder, Borrower shall perform or cause to be performed the following (the failure by Borrower to so perform or cause to be performed constituting an Event of Default):

               (a) within 30 days of the Closing Date, deliver to Foothill the certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.10, the form and substance of which shall be satisfactory to Foothill and its counsel.

               (b) within 30 days of the Closing Date, deliver to Foothill (i) evidence satisfactory to Foothill that the Liens of any Person other than Foothill in and to Borrower's trademarks have been terminated and (ii) chain of title searches in form and substance satisfactory to Foothill relative to such trademarks.

               (c) within 30 days of the Closing Date, deliver to Foothill certificates of status with respect to Borrower from the States of Florida, Georgia, Texas, New York, and Illinois, such certificates to be issued by the appropriate officer of such States, which certificates shall indicate that Borrower is in good standing in such jurisdictions.

        3.4 TERM. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term ending on the date (the "Maturity Date") that is three (3) years from the Closing Date. The foregoing notwithstanding, Foothill shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

        3.5 EFFECT OF TERMINATION. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrower with respect to any outstanding Letters of Credit) immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and Foothill's continuing security interests in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and Foothill's obligation to provide additional credit hereunder is terminated.

        3.6 EARLY TERMINATION BY BORROWER. The provisions of Section 3.4 that allow termination of this Agreement by Borrower only on the Maturity Date notwithstanding, Borrower has the option, at any time upon 90 days prior written notice to Foothill (or 30 days prior written notice to Foothill if such termination is because of the Early Termination Premium Exception), to terminate this Agreement by paying to Foothill, in cash, the Obligations (including an amount equal to 105% of the undrawn amount of the Letters of Credit), in full, together with the Early Termination Premium.

        3.7 TERMINATION UPON EVENT OF DEFAULT. If Foothill terminates this Agreement upon the occurrence of an Event of Default, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Foothill's lost profits as a result thereof, Borrower shall pay to Foothill upon the effective date of such termination, a premium in an amount equal to the Early Termination Premium. The Early Termination Premium shall be presumed to be the amount of damages sustained by Foothill as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Early Termination Premium provided for in this Section 3.7 shall be deemed included in the Obligations.

4. CREATION OF SECURITY INTEREST.

        4.1 GRANT OF SECURITY INTEREST. Borrower hereby grants to Foothill a continuing security interest in all currently existing and hereafter acquired or arising Personal Property Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Foothill's security interests in the Personal Property Collateral shall attach to all Personal Property Collateral without further act on the part of Foothill or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for the sale of Inventory to buyers in the ordinary course of business (including ordinary course seasonal mark-downs), Borrower has no authority, express or implied, to dispose of any item or portion of the Personal Property Collateral or any Real Property Collateral.

        4.2 NEGOTIABLE COLLATERAL. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower, immediately upon the request of Foothill, shall endorse and deliver physical possession of such Negotiable Collateral to Foothill.

        4.3 COLLECTION OF ACCOUNTS, GENERAL INTANGIBLES, AND NEGOTIABLE COLLATERAL.

        At any time, Foothill or Foothill's designee may (a) notify customers or Account Debtors of Borrower that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Foothill or that Foothill has a security interest therein, provided that in the case of Factored Accounts, Foothill shall notify Factor and not the underlying Account Debtors, and (b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to the Loan Account, provided that in the case of Factored Accounts, collection shall be made from Factor and not directly from the underlying Account Debtors. Borrower agrees that it will hold in trust for Foothill, as Foothill's trustee, any Collections that it receives and immediately will deliver said Collections to Foothill in their original form as received by Borrower.

        4.4 DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED. At any time upon the request of Foothill, Borrower shall execute and deliver to Foothill all financing statements, continuation financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Foothill reasonably may request, in form satisfactory to Foothill, to perfect and continue perfected Foothill's security interests in the Collateral, and in order to fully consummate all of the transactions contemplated hereby and under the other the Loan Documents.

        4.5 POWER OF ATTORNEY. Borrower hereby irrevocably makes, constitutes, and appoints Foothill (and any of Foothill's officers, employees, or agents designated by Foothill) as Borrower's true and lawful attorney, with power to
(a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in Section 4.4 at any time that an Event of Default has occurred and is continuing, sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors, in each case subject to and in compliance with the Intercreditor Agreement, (c) send requests for verification of Accounts (except to underlying Account Debtors on Factored Accounts), (d) endorse Borrower's name on any Collection item that may come into Foothill's possession, (e) at any time that an Event of Default has occurred and is continuing, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Foothill, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower, (f) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (g) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms that Foothill determines to be reasonable, and Foothill may cause to be executed and delivered any documents and releases that Foothill determines to be necessary. The appointment of Foothill as Borrower's attorney, and each and every one of Foothill's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Foothill's obligation to extend credit hereunder is terminated.

        4.6 RIGHT TO INSPECT. Foothill (through any of its officers, employees, or agents) shall have the right, from time to time hereafter during normal business hours to inspect Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

5. REPRESENTATIONS AND WARRANTIES.

        In order to induce Foothill to enter into this Agreement, Borrower makes the following representations and warranties, each of which shall be true, correct, and complete in all respects at and as of the date hereof, at and as of the Closing Date, at and as of the date of the funding of the Term Loan, and at and as of the date of the making of each Advance or Letter of Credit made thereafter, as though made on and as of each such date (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

        5.1 NO ENCUMBRANCES. Borrower has good and indefeasible title to the Collateral, free and clear of Liens except for Permitted Liens.

        5.2 ELIGIBLE ACCOUNTS. The Eligible Accounts are bona fide existing obligations created by the sale and delivery of Inventory or the rendition of services to Account Debtors in the ordinary course of Borrower's business, unconditionally owed to Borrower without defenses, disputes, offsets, counterclaims, or rights of return or cancellation. The property giving rise to such Eligible Accounts has been delivered to the Account Debtor, or to the Account Debtor's agent for immediate shipment to and unconditional acceptance by the Account Debtor. Borrower has not received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any Account Debtor regarding any Eligible Account.

        5.3 ELIGIBLE INVENTORY. All Eligible Inventory is of good and merchantable quality, free from defects.

        5.4 EQUIPMENT. All of the Equipment is used or held for use in Borrower's business and is fit for such purposes.

        5.5 LOCATION OF INVENTORY AND EQUIPMENT. The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party (without Foothill's prior written consent) and are located only at the locations identified on
Schedule 6.12 or otherwise permitted by Section 6.12.

        5.6 INVENTORY RECORDS. Borrower keeps correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory, and Borrower's cost therefor.

        5.7 LOCATION OF CHIEF EXECUTIVE OFFICE; FEIN. Except as otherwise specified below, the chief executive office of Borrower is located at the address indicated in the preamble to this Agreement and Borrower's FEIN is 362998726. The parties acknowledge that Borrower intends to relocate its chief executive office to 2825 South Santa Fe Avenue, Vernon, California 90058 soon after the Closing Date. From and after the effective date of such relocation, as specified in a written notice to be sent by Borrower to Foothill, the chief executive office of Borrower is located at such latter address.

        5.8 DUE ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

               (a) Borrower is: (i) duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation; and (ii) qualified and licensed to do business in, and in good standing in, the states set forth on Schedule 5.8 and, except as set forth on Schedule 5.8, any state where the failure to be so licensed or qualified reasonably could be expected to have a Material Adverse Change.

               (b) Set forth on Schedule 5.8, is a complete and accurate list of Borrower's direct and indirect Subsidiaries, showing: (i) the jurisdiction of their incorporation; (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower. All of the outstanding Stock of each such Subsidiary has been validly issued and is fully paid and nonassessable.

               (c) Except as set forth on Schedule 5.8, no Stock (or any securities, instruments, warrants, options, purchase rights, conversion or exchange rights, calls, commitments or claims of any character convertible into or exercisable for Stock) of any direct or indirect Subsidiary of Borrower is subject to the issuance of any security, instrument, warrant, option, purchase right, conversion or exchange right, call, commitment or claim of any right, title, or interest therein or thereto.

        5.9 DUE AUTHORIZATION; NO CONFLICT.

               (a) The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary corporate action.

               (b) The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation (including Regulations T, U, and X of the Federal Reserve Board) applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other governmental authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation or material lease of Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of stockholders or any approval or consent of any Person under any material contractual obligation of Borrower.

               (c) Other than the filing of appropriate financing statements, fixture filings, the execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any federal, state, foreign, or other governmental authority or other Person.

               (d) This Agreement and the Loan Documents to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

               (e) The Liens granted by Borrower to Foothill in and to its properties and assets pursuant to this Agreement and the other Loan Documents are validly created, perfected (except for any Lien that is not perfected where Borrower has no knowledge of such non-perfection), and first priority Liens, subject only to Permitted Liens.

        5.10 LITIGATION. There are no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower or any guarantor of the Obligations, except for: (a) ongoing collection matters in which Borrower is the plaintiff; (b) matters disclosed on
Schedule 5.10; and (c) matters arising after the date hereof that, if decided adversely to Borrower, reasonably could not be expected to result in a Material Adverse Change.

        5.11 NO MATERIAL ADVERSE CHANGE. All financial statements relating to Borrower or any guarantor of the Obligations that have been delivered by Borrower to Foothill have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present Borrower's (or such guarantor's, as applicable) financial condition as of the date thereof and Borrower's results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrower (or such guarantor, as applicable) since the date of the latest financial statements submitted to Foothill on or before the Closing Date.

        5.12 SOLVENCY. Borrower is Solvent. No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

        5.13 EMPLOYEE BENEFITS. None of Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan. No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Change. None of Borrower or its Subsidiaries, any ERISA Affiliate, or any fiduciary of any Plan is subject to any direct or indirect liability with respect to any Plan under any applicable law, treaty, rule, regulation, or agreement that reasonably could be expected to result in a Material Adverse Change. None of Borrower or its Subsidiaries or any ERISA Affiliate is required to provide security to any Plan under Section 401(a)(29) of the IRC.

        5.14 ENVIRONMENTAL CONDITION. None of Borrower's properties or assets has ever been used by Borrower or, to the best of Borrower's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials. None of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous

Materials disposal site, or a candidate for closure pursuant to any environmental protection statute. No Lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower. Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

        5.15 BROKERAGE FEES. No brokerage commission or finders fees has or shall be incurred or payable in connection with or as a result of Borrower's obtaining financing from Foothill under this Agreement, and Borrower has not utilized the services of any broker or finder in connection with Borrower's obtaining financing from Foothill under this Agreement, except for a finders fee payable to Meleen & Co., Inc. and/or EBI Securities Corporation in an aggregate amount equal to 1.5% of the Maximum Amount, for which fee Borrower solely is responsible.

        5.16 YEAR 2000 COMPLIANCE. On the basis of a comprehensive inventory, review, and assessment currently being undertaken by Borrower of computer applications utilized by Borrower and upon inquiry made of Borrower's material suppliers and vendors, Borrower's management is of the considered view that (a) Borrower and its products will be Year 2000 Compliant before September 30, 1999, and (b) all such material suppliers and vendors will be Year 2000 Compliant before September 30, 1999, except to the extent that their failure to be compliant reasonably could not be expected to result in a Material Adverse Change. Borrower (i) has undertaken a detailed inventory, review, and assessment of all areas within its business and operations that could be adversely affected by the failure of Borrower or its products to be Year 2000 Compliant on a timely basis, (ii) is developing a detailed plan and timeline for becoming Year 2000 Compliant on a timely basis, and (iii) to date, is implementing that plan in accordance with that timetable in all material respects. Borrower reasonably anticipates that it will be Year 2000 Compliant on a timely basis.

6. AFFIRMATIVE COVENANTS.

        Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, and unless Foothill shall otherwise consent in writing, Borrower shall do all of the following:

        6.1 ACCOUNTING SYSTEM. Maintain a standard and modern system of accounting that enables Borrower to produce financial statements in accordance with GAAP, and maintain records pertaining to the Collateral that contain information as from time to time may be requested by Foothill. Borrower also shall keep a modern inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to the Inventory.

        6.2 COLLATERAL REPORTING. Provide Foothill with the following documents at the following times in form satisfactory to Foothill: (a) on each Business Day, a sales journal, collection journal, and credit register since the last such schedule and a calculation of the Borrowing Base as of such date; (b) on a monthly basis and, in any event, by no later than the 10th day of each month during the term of this Agreement, (i) a detailed calculation of the Borrowing Base, and (ii) a detailed aging, by total, of the Accounts, together with a reconciliation to the detailed calculation of the Borrowing Base previously provided to Foothill; (c) on a monthly basis and, in any event, by no later than the 10th day of each month during the term of this Agreement, (i) a summary aging, by vendor, of Borrower's accounts payable and any book overdraft, and
(ii) a report detailing the status and currency of Borrower's payments to third parties with respect to royalties due under license agreements relating to the manufacture or sale of branded Inventory; (d) on a weekly basis, Inventory reports specifying Borrower's cost of its Inventory by category, with additional detail showing additions to and deletions from the Inventory; (e) upon request, notice of all returns, disputes, or claims; (f) upon request, copies of invoices in connection with the Accounts, customer statements, credit memos, remittance advices and reports, deposit slips, shipping and delivery documents in connection with the Accounts and for Inventory and Equipment acquired by Borrower, purchase orders and invoices; (g) on a quarterly basis, a detailed list of Borrower's customers; (h) on a monthly basis, a calculation of the Dilution for the prior month; (i) on a monthly basis, a copy of the Client Statement received from Factor; (j) each business day, information as to the aggregate balances of the credit approved Factored Accounts and the client risk Factored Accounts that are then outstanding on Factor's books; and (k) such other reports as to the Collateral or the financial condition of Borrower as Foothill may reasonably request from time to time. Original sales invoices evidencing daily sales shall be mailed by Borrower to each Account Debtor and, at Foothill's direction, the invoices (other than those with respect to Factored Accounts) shall indicate on their face that the Account has been assigned to Foothill and that all payments are to be made directly to Foothill.

        6.3 FINANCIAL STATEMENTS, REPORTS, CERTIFICATES. Deliver to Foothill:
(a) as soon as available, but in any event within 45 days after the end of each month during each of Borrower's fiscal years, a company prepared balance sheet, income statement, and statement of cash flow covering Borrower's operations during such period; and (b) as soon as available, but in any event within 90 days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Foothill and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Foothill stating that such accountants do not have knowledge of the existence of any Default or Event of Default. Such audited financial statements shall include a balance sheet, profit and loss statement, and statement of cash flow and, if prepared, such accountants' letter to management. If Borrower is a parent company of one or more Subsidiaries or is a Subsidiary of another company, then, in addition to the financial statements referred to above, Borrower agrees to deliver financial statements prepared on a consolidating basis so as to present Borrower and each such related entity separately, and on a consolidated basis.

        Together with the above, Borrower also shall deliver to Foothill Borrower's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Borrower with the Securities and Exchange Commission, if any, as soon as the same are filed, or any other information that is provided by Borrower to its shareholders, and any other report reasonably requested by Foothill relating to the financial condition of Borrower.

        Each month, together with the financial statements provided pursuant to
Section 6.3(a), Borrower shall deliver to Foothill a certificate signed by its chief financial officer to the effect that: (i) all financial statements delivered or caused to be delivered to Foothill hereunder have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present the financial condition of Borrower, (ii) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), (iii) for each month that also is the date on which a financial covenant in Section 7.20 is to be tested, a Compliance Certificate demonstrating in reasonable detail compliance at the end of such period with the applicable financial covenants contained in Section 7.20, and (iv) on the date of delivery of such certificate to Foothill there does not exist any condition or event that constitutes a Default or Event of Default (or, in the case of clauses (i), (ii), or (iii), to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto).

        Borrower shall have issued written instructions to its independent certified public accountants authorizing them to communicate with Foothill and to release to Foothill whatever financial information concerning Borrower that Foothill may request. Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to Foothill, at Borrower's expense, copies of Borrower's financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Foothill any information they may have regarding Borrower's business affairs and financial conditions.

        6.4 TAX RETURNS. Deliver to Foothill copies of each of Borrower's future federal income tax returns, and any amendments thereto, within 30 days of the filing thereof with the Internal Revenue Service.

        6.5 GUARANTOR REPORTS. Cause any guarantor of any of the Obligations to deliver its annual financial statements at the time when Borrower provides its audited financial statements to Foothill and copies of all federal income tax returns as soon as the same are available and in any event no later than 30 days after the same are required to be filed by law.

        6.6 RETURNS. Cause returns and allowances, if any, as between Borrower and its Account Debtors to be on terms that are reasonable and prudent. If, at a time when no Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to Borrower, Borrower promptly shall determine the reason for such return and, if Borrower accepts such return, issue a credit memorandum (with a copy to be sent to Foothill) in the appropriate amount to such Account Debtor. If, at a time when an Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to Borrower, Borrower promptly shall determine the reason for such return and, if Foothill consents (which consent shall not be unreasonably withheld), issue a credit memorandum (with a copy to be sent to Foothill) in the appropriate amount to such Account Debtor.

        6.7 TITLE TO EQUIPMENT. Upon Foothill's request, Borrower immediately shall deliver to Foothill, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

        6.8 MAINTENANCE OF EQUIPMENT. Maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Other than those items of Equipment that constitute fixtures on the Closing Date, Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and such Equipment shall at all times remain personal property.

        6.9 TAXES. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrower shall make due and timely payment or deposit of all such federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Foothill, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Foothill with proof satisfactory to Foothill indicating that Borrower has made such payments or deposits.

        6.10 INSURANCE.

               (a) At its expense, keep the Personal Property Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. Borrower also shall maintain business interruption, public liability, product liability, and property damage insurance relating to Borrower's ownership and use of the Personal Property Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation.

               (b) At its expense, obtain and maintain (i) insurance of the type necessary to insure any buildings or improvements to Real Property, and any Equipment, Inventory or other chattels located thereon, for the full replacement cost thereof, against any loss by fire, lightning, windstorm, hail, explosion, aircraft, smoke damage, vehicle damage, earthquakes, elevator collision, and other risks from time to time included under "extended coverage" policies, in such amounts as Foothill may require, but in any event in amounts sufficient to prevent Borrower from becoming a co-insurer under such policies, (ii) combined single limit bodily injury and property damages insurance against any loss, liability, or damages on, about, or relating to each parcel of Real Property, in an amount of not less than $1,000,000; and (iii) insurance for such other risks as Foothill may require. Replacement costs, at Foothill's option, may be redetermined by an insurance appraiser, satisfactory to Foothill, not more frequently than once every 12 months at Borrower's cost.

               (c) [Intentionally omitted.]

               (d) All such policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Foothill. All insurance required herein shall be written by companies which are authorized to do insurance business in the State of California. All hazard insurance and such other insurance as Foothill shall specify, shall contain a California Form 438BFU (NS) mortgagee endorsement, or an equivalent endorsement satisfactory to Foothill, showing Foothill as sole loss payee thereof, and shall contain a waiver of warranties. Every policy of insurance referred to in this
Section 6.10 shall contain an agreement by the insurer that it will not cancel such policy except after 30 days prior written notice to Foothill and that any loss payable thereunder shall be payable notwithstanding any act or negligence of Borrower or Foothill which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment and notwithstanding (i) occupancy or use of any Real Property for purposes more hazardous than permitted by the terms of such policy, (ii) any foreclosure or other action or proceeding taken by Foothill upon the happening of an Event of Default, or (iii) any change in title or ownership of the Collateral. Borrower shall deliver to Foothill certified copies of such policies of insurance and evidence of the payment of all premiums therefor.

               (e) Original policies or certificates thereof satisfactory to Foothill evidencing such insurance shall be delivered to Foothill at least 30 days prior to the expiration of the existing or preceding policies. Borrower shall give Foothill prompt notice of any loss covered by such insurance, and Foothill shall have the right to adjust any loss. Foothill shall have the exclusive right to adjust all losses payable under any such insurance policies without any liability to Borrower whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy including the insurance policies mentioned above, shall be paid over to Foothill to be applied at the option of Foothill either to the prepayment of the Obligations without premium, in such order or manner as Foothill may elect, or shall be disbursed to Borrower under stage payment terms satisfactory to Foothill for application to the cost of repairs, replacements, or restorations. All repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction. Upon the occurrence of an Event of Default, Foothill shall have the right to apply all prepaid premiums to the payment of the Obligations in such order or form as Foothill shall determine.

               (f) Borrower shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.10, unless Foothill is included thereon as named insured with the loss payable to Foothill under a standard California 438BFU (NS) mortgagee endorsement, or its local equivalent. Borrower immediately shall notify Foothill whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and originals of such policies immediately shall be provided to Foothill.

        6.11 NO SETOFFS OR COUNTERCLAIMS. Make payments hereunder and under the other Loan Documents by or on behalf of Borrower without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

        6.12 LOCATION OF INVENTORY AND EQUIPMENT. Keep the Inventory and Equipment only at the locations identified on Schedule 6.12; provided, however, that Borrower may amend Schedule 6.12 so long as such amendment occurs by written notice to Foothill not less than 30 days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests in such assets and also provides to Foothill a Collateral Access Agreement.

        6.13 COMPLIANCE WITH LAWS. Comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not result in and reasonably could not be expected to result in a Material Adverse Change.

        6.14 EMPLOYEE BENEFITS.

               (a) Cause to be delivered to Foothill, each of the following: (i) promptly, and in any event within 10 Business Days after Borrower or any of its Subsidiaries knows or has reason to know that an ERISA Event has occurred that reasonably could be expected to result in a Material Adverse Change, a written statement of the chief financial officer of Borrower describing such ERISA Event and any action that is being taking with respect thereto by Borrower, any such Subsidiary or ERISA Affiliate, and any action taken or threatened by the IRS, Department of Labor, or PBGC. Borrower or such Subsidiary, as applicable, shall be deemed to know all facts known by the administrator of any Benefit Plan of which it is the plan sponsor,
(ii) promptly, and in any event within 3 Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate with respect to such request, and (iii) promptly, and in any event within 3 Business Days after receipt by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate, of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice.

               (b) Cause to be delivered to Foothill, upon Foothill's request, each of the following: (i) a copy of each Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of Borrower or its Subsidiaries;
(ii) the most recent determination letter issued by the IRS with respect to each Benefit Plan; (iii) for the three most recent plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan; (iv) all actuarial reports prepared for the last three plan years for each Benefit Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by Borrower or any ERISA Affiliate to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to Borrower or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of Borrower or its Subsidiaries under any Retiree Health Plan.

        6.15 LEASES. Pay when due all rents and other amounts payable under any leases to which Borrower is a party or by which Borrower's properties and assets are bound, unless such payments are the subject of a Permitted Protest. To the extent that Borrower fails timely to make payment of such rents and other amounts payable when due under its leases, Foothill shall be entitled, in its discretion, to reserve an amount equal to such unpaid amounts against the Borrowing Base.

        6.16 BROKERAGE COMMISSIONS. Pay any and all brokerage commission or finders fees incurred by in connection with or as a result of Borrower's obtaining financing from Foothill under this Agreement.

        6.17 YEAR 2000 COMPLIANCE. Be Year 2000 Compliant by September 30, 1999.

7. NEGATIVE COVENANTS.

        Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not do any of the following without Foothill's prior written consent:

        7.1 INDEBTEDNESS. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

               (a) Indebtedness evidenced by this Agreement, together with Indebtedness to issuers of letters of credit that are the subject of L/C Guarantees;

               (b) Indebtedness set forth in Schedule 7.1;

               (c) Permitted Subordinated Indebtedness;

               (d) Indebtedness secured by Permitted Liens;

               (e) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b), (c), or (d) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not (if effected prior to the stated maturity of such Indebtedness) result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Foothill as those applicable to the refinanced Indebtedness;

               (f) Indebtedness permitted by Section 7.6.

        7.2 LIENS. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under
Section 7.1(d) and so long as the replacement Liens only encumber those assets or property that secured the original Indebtedness).

        7.3 RESTRICTIONS ON FUNDAMENTAL CHANGES. Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its property or assets, other than sales of Inventory to buyers in the ordinary course of Borrower's business as currently conducted (including ordinary course seasonal mark-downs), and sales of Factored Accounts to Factor.

        7.4 DISPOSAL OF ASSETS. Sell, lease, assign, transfer, or otherwise dispose of any of Borrower's properties or assets other than sales of Inventory to buyers in the ordinary course of Borrower's business as currently conducted (including ordinary course seasonal mark-downs), and sales of Factored Accounts to Factor.

        7.5 CHANGE NAME. Change Borrower's name, FEIN, corporate structure (within the meaning of Section 9402(7) of the Code), or identity, or add any new fictitious name.

        7.6 GUARANTEE. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Foothill or except as may be permitted by
Section 7.1.

        7.7 NATURE OF BUSINESS. Make any change in the principal nature of Borrower's business.

        7.8 PREPAYMENTS AND AMENDMENTS.

               (a) Except in connection with a refinancing permitted by Section 7.1(d), prepay, redeem, retire, defease, purchase, or otherwise acquire any Indebtedness owing to any third Person, other than the Obligations in accordance with this Agreement.

               (b) Directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 7.1(b), (c), or (d).

               (c) Directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of the Factoring Agreement.

        7.9 CHANGE OF CONTROL. Cause, permit, or suffer, directly or indirectly, any Change of Control.

        7.10 CONSIGNMENTS. Consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

        7.11 DISTRIBUTIONS. Make any distribution or declare or pay any dividends (in cash or other property, other than Stock) on, or purchase, acquire, redeem, or retire any of Borrower's Stock, of any class, whether now or hereafter outstanding.

        7.12 ACCOUNTING METHODS. Modify or change its method of accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Foothill information regarding the Collateral or Borrower's financial condition. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Foothill pursuant to or in accordance with this Agreement, and agrees that Foothill may contact directly any such accounting firm or service bureau in order to obtain such information.

        7.13 INVESTMENTS. Except for Permitted Acquisitions, directly or indirectly make, acquire, or incur any liabilities (including contingent obligations) for or in connection with (a) the acquisition of the securities (whether debt or equity) of, or other interests in, a Person, (b) loans, advances, capital contributions, or transfers of property to a Person, or (c) the acquisition of all or substantially all of the properties or assets of a Person.

        7.14 TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, that are fully disclosed to Foothill, and that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-Affiliate.

        7.15 SUSPENSION. Suspend or go out of a substantial portion of its business.

        7.16 [INTENTIONALLY OMITTED.]

        7.17 USE OF PROCEEDS. Use the proceeds of the Term Loan and the Advances made hereunder for any purpose other than (i) on the Closing Date, (y) to repay in full the outstanding principal, accrued interest, and accrued fees and expenses owing to Existing Lender, and (z) to pay transactional costs and expenses incurred in connection with this Agreement, and (ii) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes.

        7.18 CHANGE IN LOCATION OF CHIEF EXECUTIVE OFFICE; INVENTORY AND EQUIPMENT WITH BAILEES. Relocate its chief executive office to a new location without providing 30 days prior written notification thereof to Foothill and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests and also provides to Foothill a Collateral Access Agreement with respect to such new location. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Foothill's prior written consent.

        7.19 NO PROHIBITED TRANSACTIONS UNDER ERISA. Directly or indirectly:

               (a) engage, or permit any Subsidiary of Borrower to engage, in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

               (b) permit to exist with respect to any Benefit Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

               (c) fail, or permit any Subsidiary of Borrower to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

               (d) terminate, or permit any Subsidiary of Borrower to terminate, any Benefit Plan where such event would result in any liability of Borrower, any of its Subsidiaries or any ERISA Affiliate under Title IV of ERISA;

               (e) fail, or permit any Subsidiary of Borrower to fail, to make any required contribution or payment to any Multiemployer Plan;

               (f) fail, or permit any Subsidiary of Borrower to fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment;

               (g) amend, or permit any Subsidiary of Borrower to amend, a Benefit Plan resulting in an increase in current liability for the plan year such that either of Borrower, any Subsidiary of Borrower or any ERISA Affiliate is required to provide security to such Benefit Plan under Section 401(a)(29) of the IRC; or

               (h) withdraw, or permit any Subsidiary of Borrower to withdraw, from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA;

which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of Borrower, any of its Subsidiaries or any ERISA Affiliate in excess of $50,000.

        7.20 FINANCIAL COVENANTS. Fail to maintain:

               (a) EBITDA. EBITDA for each of the following fiscal periods of not less than the amount (<bracketed amounts> are negative) shown below for the period corresponding thereto:


(b) Period                                     (c) Required EBITDA
----------                                     -------------------
(d)  3 month period ending 6/30/99             (e)   $1,300,000
(f)  6 month period ending 9/30/99             (g)   <$750,000>
(h)  9 month period ending 12/31/99            (i)     $750,000
(j) 12 month period ending 3/31/00             (k)   $7,500,000
(l) 12 month period ending 6/30/00             (m)   $8,500,000
(n) 12 month period ending 9/30/00             (o)   $8,500,000
(p) 12 month period ending 12/31/00            (q)   $8,500,000
(r) 12 month period ending 3/31/01             (s)   $8,500,000
(t) 12 month period ending 6/30/01             (u)   $8,500,000
(v) 12 month period ending 9/30/01             (w)   $8,500,000
(x) 12 month period ending 12/31/01            (y)   $8,500,000
(z) 12 month period ending 3/31/02             (aa)  $8,500,000

(bb); and

               (cc) Tangible Net Worth. Tangible Net Worth for each of the following fiscal periods of not less than the amount shown below for the period corresponding thereto:

(dd) Period                                        (ee) Required Tangible Net Worth
-----------                                        ---------------------------
(ff)  fiscal quarter ending 6/30/99                (gg)   $11,000,000
(hh)  fiscal quarter ending 9/30/99                (ii)    $9,000,000
(jj)  fiscal quarter ending 12/31/99               (kk)    $9,500,000
(ll)  fiscal quarter ending 3/31/00                (mm)   $15,000,000
(nn)  fiscal quarter ending 6/30/00                (oo)   $17,000,000
(pp)  fiscal quarter ending 9/30/00                (qq)   $15,000,000


(rr)  fiscal quarter ending 12/31/00               (ss)   $15,000,000
(tt)  fiscal quarter ending 3/31/01                (uu)   $17,000,000
(vv)  fiscal quarter ending 6/30/01                (ww)   $17,000,000
(xx)  fiscal quarter ending 9/30/01                (yy)   $17,000,000
(zz)  fiscal quarter ending 12/31/01               (aaa)  $17,000,000
(bbb) fiscal quarter ending 3/31/02                (ccc)  $17,000,000


        7.21 CAPITAL EXPENDITURES. Make capital expenditures in any fiscal year in excess of $1,200,000.

8. EVENTS OF DEFAULT.

        Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

        .1 If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Foothill, reimbursement of Foothill Expenses, or other amounts constituting Obligations); provided, however, that in the case of Overadvances that are caused by (a) the charging of interest, fees, or Lender Expenses to the Loan Account, (b) the imposition by Foothill of reserves, or (c) Accounts formerly constituting Eligible House Accounts becoming ineligible solely under item (i) or item (j) in the definition of "Eligible House Account"), such event shall not constitute an Event of Default if, within 3 Business Days of its receipt of telephonic notice of such Overadvance, Borrower eliminates such Overadvance;

        .2 (a) If Borrower fails or neglects to perform, keep, or observe any covenant or other provision contained in Sections 6.2, 6.3, 6.4, 6.11, 6.12, and
6.14 hereof and such failure or neglect continues for a period of 5 days after the date on which such failure or neglect first occurs, (b) If Borrower fails or neglects to perform, keep, or observe any covenant or other provision contained in Sections 6.1 and 6.7 hereof and such failure or neglect is not cured within 15 days after the date on which such failure or neglect first occurs, or (c) If Borrower fails or neglects to perform, keep, or observe any covenant or other provision contained in any Section of this Agreement or the other Loan Documents (other than a Section that is expressly provided for elsewhere in this Section
8);

        .3 [Intentionally omitted];

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

        .4 If any material portion of Borrower's properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

        .5 If an Insolvency Proceeding is commenced by Borrower;

        .6 If an Insolvency Proceeding is commenced against Borrower and any of the following events occur: (a) Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Foothill shall be relieved of its obligation to extend credit hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower; or (e) an order for relief shall have been issued or entered therein;

        .7 If Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

        .8 (a) If a notice of Lien, levy, or assessment is filed of record with respect to any of Borrower's properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Borrower's properties or assets and the same is not paid on the payment date thereof; or

        .9 (b) (i) (y) If a notice of Lien, levy, or assessment in excess of $500,000 (less the aggregate of taxes or debts described in Section 8.8(b)(ii), judgments or other claims described in Section 8.9, and obligations described in
Section 8.10(a)) in the aggregate is filed of record with respect to any of Borrower's assets by any state, county, municipal, or other non-federal governmental authority, or (z) if any taxes or debts owing at any time hereafter to any one or more of such entities in excess of $500,000 (less the aggregate of Liens, levies, and assessments described in Section 8.8(b)(i), judgments or other claims described in Section 8.9, and obligations described in Section 8.10(a)) in the aggregate becomes a Lien upon any of Borrower's assets and the same is not paid and (ii) the same is not released, discharged, or bonded against before the earlier of 30 days after the date it first arises or 5 days prior to the date when such asset is subject to being forfeited by Borrower;

        .10 If a judgment or other claim becomes a Lien or encumbrance upon any material portion of Borrower's properties or assets, except for judgments or other claims aggregating not more than $500,000 (less the aggregate of Liens, levies, and assessments described in Section 8.8(b)(i), taxes or debts described in Section 8.8(b)(ii), and obligations described in Section 8.10(a)) that are bonded or covered by insurance and of which execution is stayed;

        .11 (a) If there is a default in any material agreement to which Borrower is a party with one or more third Persons affecting obligations of $500,000 000 (less the aggregate of Liens, levies, and assessments described in Section 8.8(b)(i), taxes or debts described in Section 8.8(b)(ii), and judgments or other claims described in Section 8.9) or more in the aggregate and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of Borrower's obligations thereunder; or

            (b) If there is a default in the Factoring Agreement and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in the termination of the Factoring Agreement or the acceleration of the maturity of Borrower's obligations thereunder;

        .12 If Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

        .13 If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to Foothill by Borrower or any officer, employee, agent, or director of Borrower, or if any such warranty or representation is withdrawn; or

        .14 If the obligation of any guarantor under its guaranty or other third Person under any Loan Document is limited or terminated by operation of law or by the guarantor or other third Person thereunder, or any such guarantor or other third Person becomes the subject of an Insolvency Proceeding.

9. FOOTHILL'S RIGHTS AND REMEDIES.

        9.1 RIGHTS AND REMEDIES. Upon the occurrence, and during the continuation, of an Event of Default Foothill may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

               (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

               (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Foothill;

               (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Foothill, but without affecting Foothill's rights and security interests in the Personal Property Collateral or any Real Property Collateral and without affecting the Obligations;

               (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Foothill considers advisable, and in such cases, Foothill will credit Borrower's Loan Account with only the net amounts received by Foothill in payment of such disputed Accounts after deducting all Foothill Expenses incurred or expended in connection therewith;

               (e) Cause Borrower to hold all returned Inventory in trust for Foothill, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of Foothill;

               (f) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Foothill considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Personal Property Collateral if Foothill so requires, and to make the Personal Property Collateral available to Foothill as Foothill may designate. Borrower authorizes Foothill to enter the premises where the Personal Property Collateral is located, to take and maintain possession of the Personal Property Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or Lien that in Foothill's determination appears to conflict with its security interests and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned or leased premises, Borrower hereby grants Foothill a license to enter into possession of such premises and to occupy the same, without charge, for up to 120 days in order to exercise any of Foothill's rights or remedies provided herein, at law, in equity, or otherwise;

               (g) Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Foothill (including any amounts received in the Lockbox Accounts), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Foothill;

               (h) Hold, as cash collateral, any and all balances and deposits of Borrower held by Foothill, and any amounts received in the Lockbox Accounts, to secure the full and final repayment of all of the Obligations;

               (i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Personal Property Collateral. Foothill is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Personal Property Collateral, in completing production of, advertising for sale, and selling any Personal Property Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Foothill's benefit;

               (j) Sell the Personal Property Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Foothill determines is commercially reasonable. It is not necessary that the Personal Property Collateral be present at any such sale;

               (k) Foothill shall give notice of the disposition of the Personal Property Collateral as follows:

                        (1) Foothill shall give Borrower and each holder of a
                security interest in the Personal Property Collateral who has filed with Foothill a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Personal Property Collateral, then the time on or after which the private sale or other disposition is to be made;

                        (2) The notice shall be personally delivered or mailed,
                postage prepaid, to Borrower as provided in Section 12, at least 5 days before the date fixed for the sale, or at least 5 days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Personal Property Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than Borrower claiming an interest in the Personal Property Collateral shall be sent to such addresses as they have furnished to Foothill;

                        (3) If the sale is to be a public sale, Foothill also
                shall give notice of the time and place by publishing a notice one time at least 5 days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

               (l) Foothill may credit bid and purchase at any public sale; and

               (m) Any deficiency that exists after disposition of the Personal Property Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Foothill to Borrower.

        9.2 REMEDIES CUMULATIVE. Foothill's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Foothill shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default shall be deemed a continuing waiver. No delay by Foothill shall constitute a waiver, election, or acquiescence by it.

10. TAXES AND EXPENSES.

        If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Foothill determines that such failure by Borrower is reasonably likely to result in a Material Adverse Change, in its discretion and without prior notice to Borrower, Foothill may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower's Loan Account as Foothill deems necessary to protect Foothill from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.10, and take any action with respect to such policies as Foothill deems prudent. Any such amounts paid by Foothill shall constitute Foothill Expenses. Any such payments made by Foothill shall not constitute an agreement by Foothill to make similar payments in the future or a waiver by Foothill of any Event of Default under this Agreement. Foothill need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11. WAIVERS; INDEMNIFICATION.

        11.1 DEMAND; PROTEST; ETC. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which Borrower may in any way be liable.

        11.2 FOOTHILL'S LIABILITY FOR COLLATERAL. So long as Foothill complies with its obligations, if any, under Section 9207 of the Code, Foothill shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, except for any of the foregoing as may be caused by Foothill's gross negligence or willful misconduct. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

        11.3 INDEMNIFICATION. Borrower shall pay, indemnify, defend, and hold Foothill, each Participant, and each of their respective officers, directors, employees, counsel, agents, and attorneys-in-fact (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them in connection with or as a result of or related to the execution, delivery, enforcement, performance, and administration of this Agreement and any other Loan Documents or the transactions contemplated herein, and with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability resulting from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations.

12. NOTICES.

        Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telefacsimile to Borrower or to Foothill, as the case may be, at its address set forth below:

               If to Borrower:    THE SIRENA APPAREL GROUP, INC.
                                  10333 Vacco Street
                                  South El Monte, California 91733
                                  Attn:  Mr. Richard Gerhart
                                  Fax No. 626.442.2280

               With copies to:    MANATT, PHELPS, & PHILLIPS, LLP
                                  11355 West Olympic Boulevard
                                  Los Angeles, California  90064
                                  Attn:  Paul Irving, Esquire
                                  Fax No. 310.312.4224

               If to Borrower:    FOOTHILL CAPITAL CORPORATION
                                  11111 Santa Monica Boulevard
                                  Suite 1500
                                  Los Angeles, California 90025-3333
                                  Attn:  Business Finance Division Manager
                                  Fax No. 310.478.9788

               With copies to:    BROBECK, PHLEGER & HARRISON LLP
                                  550 South Hope Street
                                  Los Angeles, California 90071
                                  Attn:  John Francis Hilson, Esq.
                                  Fax No. 213.745.3345

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

        The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section 12, other than notices by Foothill in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Foothill in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted telefacsimile or other similar method set forth above.

13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

        THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN AN ANOTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR, AT THE SOLE OPTION OF FOOTHILL, IN ANY OTHER COURT IN WHICH FOOTHILL SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH OF BORROWER AND FOOTHILL WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13. BORROWER AND FOOTHILL HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF BORROWER AND FOOTHILL REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

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

14. DESTRUCTION OF BORROWER'S DOCUMENTS.

        All documents, schedules, invoices, agings, or other papers delivered to Foothill may be destroyed or otherwise disposed of by Foothill 4 months after they are delivered to or received by Foothill, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

15. GENERAL PROVISIONS.

        15.1 EFFECTIVENESS. This Agreement shall be binding and deemed effective when executed by Borrower and Foothill.

        15.2 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Foothill's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Foothill shall release Borrower from its Obligations. Foothill may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment. Foothill reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Foothill's rights and benefits hereunder. In connection with any such assignment or participation, Foothill may disclose all documents and information which Foothill now or hereafter may have relating to Borrower or Borrower's business. To the extent that Foothill assigns its rights and obligations hereunder to a third Person, Foothill thereafter shall be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third Person.

        15.3 SECTION HEADINGS. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

        15.4 INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Foothill or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

        15.5 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

        15.6 AMENDMENTS IN WRITING. This Agreement can only be amended by a writing signed by both Foothill and Borrower.

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

        15.7 COUNTERPARTS; TELEFACSIMILE EXECUTION. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

        15.8 REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence or payment of the Obligations by Borrower or any guarantor of the Obligations or the transfer by either or both of such parties to Foothill of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Foothill is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Foothill is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Foothill related thereto, the liability of Borrower or such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

        15.9 INTEGRATION. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

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


               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in Los Angeles, California.

                                     THE SIRENA APPAREL GROUP, INC.,
                                     a Delaware corporation


                                     /s/ RICHARD GERHART
                                     ------------------------------------------
                                     By: Richard Gerhart
                                     Title: CFO

                                     FOOTHILL CAPITAL CORPORATION,
                                     a California corporation


                                     /s/ BRIAN DUFFY
                                     ------------------------------------------
                                     By: Brian Duffy
                                     Title: Vice President



                                       S-1